Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALLOY, INC.,

ALLOY ACQUISITION SUB, LLC,

SCONEX, INC.,

THE STOCKHOLDERS OF SCONEX, INC.

AND

JOSHUA J. SCHANKER,

As Representative of the Stockholders of Sconex, Inc.

Dated as of March 27, 2006

EXECUTION COPY

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	THE MERGER	1
1.2	EFFECTIVE TIME	2
1.3	EFFECT OF THE MERGER	2
1.4	CERTIFICATE OF FORMATION AND OPERATING AGREEMENT OF THE SURVIVING COMPANY	2
1.5	MANAGERS AND OFFICERS	2
1.6	CONVERSION OF CAPITAL STOCK AND MEMBERSHIP INTERESTS	2
1.7	STOCK OPTIONS	3
1.8	NO FURTHER OWNERSHIP RIGHTS	3
1.9	NO LIABILITY	3
1.10	TAX-FREE REORGANIZATION	4
1.11	LOST, STOLEN OR DESTROYED CERTIFICATES	4
1.12	CLOSING	4
1.13	TAKING OF NECESSARY ACTION; FURTHER ACTION	4
1.14	FRACTIONAL SHARES	4

ARTICLE II PAYMENT OF MERGER CONSIDERATION; EARNOUT		4
2.1	INTENTIONALLY OMITTED	4
2.2	PAYMENT OF CLOSING AMOUNT	5
2.3	MINIMUM WORKING CAPITAL	5
2.4	EARNOUT	7
2.5	TAX WITHHOLDING	14
2.6	OFFSET	14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14
3.1	ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER	14
3.2	SUBSIDIARIES; INVESTMENTS	15
3.3	CAPITALIZATION	15
3.4	AUTHORITY; ENFORCEABILITY; NO CONFLICT; CONSENTS	16
3.5	FINANCIAL STATEMENTS	17
3.6	ABSENCE OF UNDISCLOSED LIABILITIES	17
3.7	ABSENCE OF CHANGES	17
3.8	TAX MATTERS	20
3.9	TITLE TO AND CONDITION OF ASSETS	22
3.10	REAL PROPERTY - OWNED OR LEASED	22
3.11	INTELLECTUAL PROPERTY; PRIVACY	23
3.12	CONTRACTS	28
3.13	PERSONAL PROPERTY	30
3.14	TERRITORIAL RESTRICTIONS	30
3.15	LITIGATION AND DISPUTES	31
3.16	ACCOUNTS RECEIVABLE	31

i

3.17	ACCOUNTS PAYABLE	31
3.18	COMPLIANCE WITH LAWS; PERMITS	31
3.19	ENVIRONMENTAL MATTERS	32
3.20	EMPLOYMENT MATTERS	33
3.21	EMPLOYEE BENEFITS	34
3.22	INSURANCE	36
3.23	BANK ACCOUNTS; POWERS OF ATTORNEY	37
3.24	BROKERS	37
3.25	TRANSACTIONS WITH AFFILIATES	37
3.26	ADVERTISERS	38
3.27	INTERNAL CONTROLS	38
3.28	BOOKS AND RECORDS	38
3.29	PROJECTIONS	38
3.30	CERTAIN BUSINESS PRACTICES	39
3.31	SOLVENCY	39
3.32	DISCLOSURE	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		39
4.1	TITLE TO OUTSTANDING COMPANY SHARES; ABSENCE OF CERTAIN AGREEMENTS	39
4.2	AUTHORITY; ENFORCEABILITY; NO CONFLICTS; CONSENTS	40
4.3	BROKERS	40
4.4	REPRESENTATION BY LEGAL COUNSEL	40
4.5	LITIGATION	40
4.6	INVESTMENT REPRESENTATIONS	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND THE BUYER		42
5.1	ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER	42
5.2	AUTHORITY; ENFORCEABILITY; NO CONFLICT; CONSENTS	42
5.3	LITIGATION	43
5.4	NO BROKERS	43
5.5	ISSUANCE OF SECURITIES	43
5.6	PARENT SEC DOCUMENTS	43
5.7	REPRESENTATIONS COMPLETE	43

ARTICLE VI RELATED AGREEMENTS		44
6.1	REGISTRATION RIGHTS AGREEMENT	44
6.2	LOCKUP AGREEMENTS	44
6.3	NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENTS	44
6.4	RELEASE AND WAIVER	44
6.5	EMPLOYMENT OFFER LETTERS	44

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING		44
7.1	CONDITIONS TO OBLIGATIONS OF PARENT AND THE BUYER	44
(a)	Representations and Warranties of the Company and the Stockholders	44
(b)	Performance of Obligations of the Company and the Stockholders	44

(c)	Related Agreements	44
(d)	Consents and Approvals	45
(e)	Repayment of Indebtedness	45
(f)	Closing Certificates	45
(g)	Evidence of Corporate Authority	45
(h)	Affidavit Concerning Certain Withholding Tax Obligations	45
(i)	Delivery of Stock Certificates	45
(j)	Good Standing Certificates	45
(k)	Opinion of Counsel	45
(l)	Corporate Minute Books and Stock Records	45
(m)	Bank Accounts	46
7.2	CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS	46
(a)	Representations and Warranties of Parent and the Buyer	46
(b)	Performance of Obligations of Parent and the Buyer	46
(c)	Related Agreements	46
(d)	Closing Certificate	46
(e)	Evidence of Corporate Authority	46
(f)	Good Standing Certificates	46
(g)	Opinion of Counsel	46

ARTICLE VIII ADDITIONAL AGREEMENTS		47
8.1	RESTRICTION ON TRANSFER OF SHARES	47
8.2	PUBLIC ANNOUNCEMENTS	48
8.3	LITIGATION COOPERATION	48

ARTICLE IX INDEMNIFICATION		49
9.1	CERTAIN DEFINITIONS	49
9.2	INDEMNIFICATION	49
9.3	LIMITATIONS	51
9.4	ASSERTION OF CLAIMS	52
9.5	DEFENSE OF THIRD PARTY CLAIMS	53
9.6	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	54

ARTICLE X REPRESENTATIVE		54
10.1	APPOINTMENT OF REPRESENTATIVE	54
10.2	AUTHORITY	55
10.3	RESIGNATION	55

ARTICLE XI MISCELLANEOUS		55
11.1	EXPENSES	55
11.2	ENTIRE AGREEMENT	56
11.3	INTERPRETATION	56
11.4	NOTICES	56
11.5	COUNTERPARTS	58
11.6	GOVERNING LAW; VENUE	58
11.7	BENEFITS OF AGREEMENT	58
11.8	PRONOUNS	58

11.9	AMENDMENT, MODIFICATION AND WAIVER	58
11.10	NO THIRD PARTY BENEFICIARIES	58
11.11	INTERPRETATION	58
11.12	DEFINITION OF KNOWLEDGE	58
11.13	NO JOINT VENTURE	59
11.14	SEVERABILITY	59
11.15	SPECIFIC PERFORMANCE	59
11.16	WAIVER OF JURY TRIAL	59

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lockup Agreement
Exhibit D	Form of Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit E	Form of Release and Waiver

SCHEDULES

Schedule I	Stockholders
Schedule 1.7	Options
Schedule 2.4(d)(i)	Overhead and Intercompany Allocations
Schedule 2.4(i)	EBIT Budget
Schedule 6.5	Employment Offer Letters

Disclosure Schedule

v

INDEX TO DEFINED TERMS

Accountant’s Working Capital	2.3(d)
Actions	3.15(a)
Adjustment Notice	2.3(c)
Advertiser Contracts	3.12(a)
Affiliate	9.1(a)
Aggregate Earnout Amount	2.4(c)
Agreement	Preamble
Applicable EBIT Range	2.4(c)
Bank Accounts	3.23
Business Day	2.3(b)
Buyer	Preamble
Cause	2.4(f)
CERCLA	3.19(a)
Certificate	1.6
Closing	1.12
Closing Amount	1.6(c)
Closing Date	1.12
Closing Price	2.2(a)
Closing Shares	2.1
COBRA Coverage	3.21(d)
Code	3.8(f)
Common Stock	Preamble
Company	Preamble
Company Assets	3.9
Company Event of Indemnification	9.2(a)
Company Indemnifying Persons	9.2(a)
Company Intellectual Property	3.11(m)
Contracts	3.12
Copyrights	3.11(m)
Current Assets	2.3(a)(i)
Current Liabilities	2.3(a)(ii)
Databases	3.11(k)
DGCL	Preamble
Disclosure Schedule	Article III
Dispute Notice	2.3(d)
Earnout Closing Price	2.4(e)
Earnout Dispute Accountants	2.4(b)
Earnout Multiplier	2.4(c)
Earnout Payment	2.4(e)
Earnout Shares	2.4(e)
EBIT	2.4(a)
EBIT Dispute Notice	2.4(b)
EBIT Notice	2.4(a)
EBIT Period	2.4(a)

Effective Time	1.2
Employee Plans	3.21(a)
Encumbrances	3.4
Environmental Law	3.19(a)
ERISA	3.21(a)
ERISA Affiliate	3.21(a)
Estimated Working Capital	2.3(b)
Event of Indemnification	9.1(b)
Exchange Act	5.2
Exchange Cap	2.4(h)
Final Determination Date	2.4(c)
Final Working Capital	2.3(d)
Financial Statements	3.5(a)
GAAP	3.5(b)
General Cap	9.3(a)
Good Reason	2.4(f)
Governmental Authority	3.4
Governmental Permits	3.18
Indebtedness	3.5(c)
Indemnified Persons	9.1(c)
Indemnifying Person	9.1(d)
Independent Accountant	2.3(d)
Intellectual Property	3.11(m)
Interim Balance Sheet	3.5(a)
Interim Balance Sheet Date	3.6
Interim Financial Statements	3.5(a)
IRS	3.8(o)
Leased Personal Property	3.13
Leased Real Property	3.10(a)
Leases	3.10(a)
Liability	3.6
License Agreements	3.11(b)
Licensed Intellectual Property	3.11(b)
Lockup Agreement	6.2
Losses	9.1(e)
Material Adverse Effect	3.1
Material Advertiser	3.26
Materials of Environmental Concern	3.19(b)
Merger	Preamble
Merger Consideration	1.6(c)
Minimum EBIT Target	2.4(c)
Minimum Working Capital	2.3(a)(iii)
Notice of Claim	9.4(a)
Open Source Materials	3.11(i)
Option Plan	1.7
Options	1.7

Parent	Preamble
Parent Common Stock	2.2
Parent Event of Indemnification	9.2(c)
Parent Indemnified Persons	9.1(c)(i)
Parent Indemnifying Persons	9.2(c)
Parent SEC Documents	5.6
Patents	3.11(m)
Per Share Closing Amount	1.6(c)
Person	3.2
Personal Property Leases	3.13
Personally Identifiable Information	3.11(k)
Prior Actions	3.15(b)
Privacy Statement	3.11(l)
Pro Rata Share	2.4(c)
Public Announcement	8.2
Purchase Price Cap	9.3(a)
Registration Rights Agreement	6.1
Related Agreements	Article VI
Representative	Preamble
Restricted Earnout Amount	2.4(e)
Restricted Securities	8.1(a)
Restricted Shares	2.4(e)
Revised Working Capital	2.3(c)
SEC	5.2
Securities Act	4.6(a)
Shareholder Approval	2.4(h)
Shares	4.6(a)
Software	3.11(h)
Stockholder(s)	Preamble
Stockholder Earnout Amount	2.4(c)
Survival Date	9.6
Surviving Company	1.1
Stockholder Event of Indemnification	9.2(b)
Stockholder Indemnified Persons	9.1(c)(ii)
Stockholder Indemnifying Person	9.2(b)
Tax	3.8(o)
Tax Return	3.8(o)
Taxes	3.8(o)
Third Party Claim	9.5
Third Party Privacy Obligations	3.11(l)
Trade Secrets	3.11(m)
Trademarks	3.11(m)
Transfer	8.1(a)
Treasury Shares	1.6(b)
Visitors	3.11(l)
Website	3.11(l)
Working Capital	2.3(a)(iv)
Working Capital Statement	2.3(b)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 27, 2006, is made by and among ALLOY, INC., a Delaware corporation (“Parent”), ALLOY ACQUISITION SUB, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (the “Buyer”), SCONEX, INC., a Delaware corporation (the “Company”), all of the stockholders of the Company as set forth on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”) and JOSHUA J. SCHANKER, as the representative of the Stockholders (the “Representative”).

WHEREAS, the Stockholders collectively own all of the issued and outstanding shares of capital stock of the Company as set forth on Schedule I hereto, which consists solely of 6,198,500 shares (the “Outstanding Company Shares”) of common stock, $.0001 par value per share, of the Company (“Common Stock”);

WHEREAS, the Boards of Directors of Parent, the Buyer and the Company have each approved, and declared it to be advisable and in the best interests of their respective stockholders, for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, the Buyer and the Company have each unanimously approved and declared advisable this Agreement and the merger (the “Merger”) of the Company with and into the Buyer, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and subject to the conditions set forth herein;

WHEREAS, the Stockholders have unanimously approved the Merger; and

WHEREAS, for federal income tax purposes, the parties intend that the Merger, as it relates to the Parent Common Stock, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into the Buyer at the Effective Time. From and after the Effective Time, the separate corporate existence of the Company shall cease and the Buyer, as the surviving entity in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent.

The Buyer as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Company.”

1.2 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in substantially the form of Exhibit A attached hereto and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent and the Company, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and the Buyer shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Buyer shall become the debts, liabilities and duties of the Surviving Company.

1.4 Certificate of Formation and Operating Agreement of the Surviving Company. At the Effective Time and without further action on the part of the parties hereto, (i) the certificate of formation of the Buyer immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, except that such certificate of formation shall be amended to change the name of the Surviving Company to the name of the Company, and (ii) the operating agreement of the Buyer immediately prior to the Effective Time shall be the operating agreement of the Surviving Company, in each case, until thereafter amended as provided by the DGCL.

1.5 Managers and Officers. From and after the Effective Time, (i) the managers of the Buyer immediately prior to the Effective Time shall be the initial managers of the Surviving Company and (ii) the officers of the Buyer immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, to hold office in accordance with the operating agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s operating agreement.

1.6 Conversion of Capital Stock and Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Buyer or the Company or their respective stockholders:

(a) Each membership interest in the Buyer outstanding immediately prior to the Effective Time shall be converted into an equal membership interest in the Surviving Company;

(b) Each share of capital stock of the Company held in the treasury of the Company (the “Treasury Shares”) shall be cancelled and retired, and no payment shall be made in respect thereof; and

(c) Each share of Common Stock outstanding as of immediately prior to the Effective Time, but excluding Treasury Shares, shall be converted into the right to receive (i) an amount per share (the “Per Share Closing Amount”) equal to the quotient of (x) $3,500,000 (the “Closing Amount”) divided by (y) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time and (ii) a pro rata share of the applicable Earnout Payment in accordance with Section 2.4 hereof (collectively, the “Merger Consideration”), payable in accordance with Article II hereof.

As of the Effective Time, all Outstanding Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) representing any such share shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such Certificate in accordance with Section 2.2 hereof, without interest.

1.7 Stock Options. Prior, and as a condition to, the Merger, the Company shall have taken all action, including, without limitation, obtaining appropriate consents and releases, necessary to cause all options (whether vested or unvested), warrants, rights, calls, commitments or agreements of any character to which the Company is a party or by which it is bound calling for the issuance of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, directly or indirectly, any such capital stock, or other arrangement to acquire, at any time or under any circumstances, any capital stock of the Company (the “Options”), including, without limitation, all Options issued under the Company’s 2004 Stock Plan (the “Option Plan”), outstanding immediately prior to the Effective Time to be exercised or terminated and cancelled prior to the Effective Time without liability of any nature whatsoever to Parent or the Surviving Company. Further, prior, and as a condition to, the Merger, the Company shall have taken all action to ensure that the Option Plan shall be terminated prior to the Effective Time and shall provide evidence satisfactory to Parent of such termination. Attached hereto as Schedule 1.7 is a true, complete and correct list of all Options (together with the exercise price therefor) exercised or terminated as contemplated hereby. Prior the Closing, the Company shall have delivered to Parent an agreement, in form and substance satisfactory to Parent signed by each holder of Options exercised or terminated as contemplated hereby (i) acknowledging and agreeing that such holder’s Options have been exercised or terminated prior to the Merger and that such holder shall have no further rights under such Options and (ii) releasing the Company, Parent and the Buyer from any and all claims relating the such Options and the exercise or termination thereof (and, if applicable, the termination of the Option Plan).

1.8 No Further Ownership Rights. All Merger Consideration paid in exchange of all Outstanding Company Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Company of such shares. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

1.9 No Liability. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Company shall be liable to a holder of Outstanding Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 Tax-Free Reorganization. For federal income tax purposes, the parties intend that the Merger, as it relates to the Parent Common Stock, be treated as a tax-free reorganization with the meaning of Section 368(a) of the Code. Except for any cash paid to the Stockholders hereunder, no consideration that would constitute “other property” within the meaning of Section 356 of the Code is being transferred by Parent for Outstanding Company Shares in the Merger.

1.11 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit to that effect by the registered holder thereof in form and substance satisfactory to Parent, Parent will deliver, in exchange for such lost, stolen or destroyed Certificate, such amount as may be required pursuant to Section 1.6(c) and subject to Section 2.1; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the registered holder of such lost, stolen or destroyed Certificate to either deliver a bond in such amount as Parent may reasonably direct or enter into an agreement in form and substance reasonably satisfactory to Parent agreeing to indemnify Parent and the Surviving Company against any claim that may be made against Parent or the Surviving Company with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (EST) on the date of this Agreement (the “Closing Date”) at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Buyer, the officers and directors of Parent and the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action and the Stockholders shall provide such cooperation as Parent or the Surviving Company may reasonably request in connection therewith.

1.14 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued to the Stockholders upon the surrender for exchange of Certificates, and the Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional shares of Parent Common Stock that would have otherwise been issued to the Stockholders. In lieu of any fractional shares of Parent Common Stock that would have otherwise been issued, each Stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall receive a cash payment equal to the Closing Price multiplied by the fraction of a share that the Stockholder would otherwise be entitled to receive.

ARTICLE II

PAYMENT OF MERGER CONSIDERATION; EARNOUT

2.1 [Intentionally Omitted] .

2.2 Payment of Closing Amount.

(a) At the Closing, each Stockholder shall surrender to Parent or its transfer agent all Certificates held by such Stockholder for cancellation. Upon receipt by Parent or its transfer agent of a Certificate or Certificates from a Stockholder representing all Outstanding Company Shares held by such Stockholder, together with such other closing deliveries required pursuant to this Agreement, Parent shall direct its transfer agent to issue to each such Stockholder such number of shares of common stock, $.01 par value per share, of Parent (“Parent Common Stock”) as is equal to the quotient of (i) the number of Outstanding Company Shares held by such Stockholder immediately prior to the Effective Time multiplied by the Per Share Closing Amount divided by (ii) the Closing Price, rounded down to the nearest whole share (the aggregate shares issuable to the Stockholders as payment of the Closing Amount hereinafter referred to as the “Closing Shares”). In addition to the transfer restrictions set forth in this Agreement, all Closing Shares issued to each Stockholder shall be subject to the transfer restrictions set forth in the such Stockholder’s Lockup Agreement. For purposes hereof, the term “Closing Price” shall mean $12.7945.

(b) Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Outstanding Company Shares shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive only such portion of the Merger Consideration as is determined pursuant to Section 1.6(c). If any Merger Consideration is to be paid to any Person other than to the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition precedent to the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to Parent, or any agent designated by it, any transfer or other similar taxes required by reason of the transfer of such Certificate or the payment of Merger Consideration, to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.3 Minimum Working Capital.

(a) For purposes of this Section 2.3, the following terms shall have the following meanings:

(i) “Current Assets” shall mean the current assets of the Company as of the Closing Date determined in accordance with GAAP applied on a consistent basis.

(ii) “Current Liabilities” shall mean the current liabilities of the Company as of the Closing Date determined in accordance with GAAP.

(iii) “Minimum Working Capital” shall mean Zero Dollars ($0).

(iv) “Working Capital” shall mean Current Assets less Current Liabilities.

(b) The Company shall have delivered to Parent one (1) Business Day prior to the Closing, a certificate (the “Working Capital Statement”) setting forth in reasonable detail its good faith calculation of the Working Capital (“Estimated Working Capital”). As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in the City and State of New York.

(c) Within ninety (90) days following the Closing, Parent shall review or cause to be reviewed the Working Capital Statement to verify the accuracy of the determination of the Estimated Working Capital as set forth therein. If Parent determines that the Working Capital (the Working Capital as determined by Parent, the “Revised Working Capital”) did not equal the Estimated Working Capital, Parent shall deliver to the Representative within such 90-day period a notice (the “Adjustment Notice”) setting forth the Revised Working Capital and the calculation thereof in reasonable detail. If Parent does not timely deliver an Adjustment Notice to the Representative, or if Parent notifies the Representative that Parent has no objection to the Working Capital Statement, the Company’s determination of the Estimated Working Capital shall be final and binding on all parties.

(d) If Parent does timely deliver an Adjustment Notice to the Representative, the Representative shall have twenty (20) days from receipt of the Adjustment Notice to provide written notice to Parent that it disputes the Adjustment Notice (a “Dispute Notice”), which Dispute Notice shall provide a reasonably detailed description of such dispute and the Representative’s calculation of the Working Capital. If the Representative does not timely deliver a Dispute Notice to Parent, or if the Representative notifies Parent that it has no objection to the Adjustment Notice, Parent’s determination of the Revised Working Capital shall be final and binding on all parties and the Merger Consideration shall be adjusted in accordance with the provisions of Section 2.3(e). If the Representative timely delivers a Dispute Notice to Parent and Parent and the Representative are unable to mutually agree on the Working Capital within ten (10) Business Days following receipt by Parent of the Dispute Notice, Parent and the Representative shall mutually agree on a nationally-recognized independent public accounting firm (the “Independent Accountant”) to review the Working Capital Statement, the Adjustment Notice and the Dispute Notice (and all related information), which review shall include a determination of the Working Capital in accordance with GAAP consistently applied (the Working Capital as determined by the Independent Accountant, the “Accountant’s Working Capital”), which determination shall be final and binding on all parties absent manifest error. The costs of the Independent Accountant shall be borne by the party (either Parent or the Stockholders as a group, jointly and severally) whose determination of the Working Capital (as set forth in the Adjustment Notice, for Parent, or in the Dispute Notice, for the Representative) was farthest from the determination of the Accountant’s Working Capital, or equally by Parent and the Stockholders as a group, jointly and severally, if the determination by the Independent Accountant is equidistant between the determinations of the parties, provided that, any costs payable by the Stockholders shall be deducted from the Earnout Payment payable pursuant to Section 2.4 to the extent possible. For purposes hereof, “Final Working Capital” shall equal (i) the Estimated Working Capital, if Parent does not timely deliver an Adjustment Notice in accordance with the provisions hereof (or agrees that it does not object to the Working Capital Statement), (ii) the Revised Working Capital, if Parent timely delivers an Adjustment Notice in accordance with the provisions hereof and the Representative does not timely deliver a Dispute Notice (or agrees that it does not object to the Adjustment Notice), (iii) the Working Capital as mutually agreed upon by Parent and the Representative upon the resolution of any dispute regarding Working Capital pursuant hereto or (iv) the Accountant’s Working Capital, if the Independent Accountant is engaged and delivers a calculation of Accountant’s Working Capital.

(e) If the Final Working Capital is less than the Minimum Working Capital, then the Merger Consideration shall be reduced on a dollar-for-dollar basis by the amount by which the Final Working Capital is less than the Minimum Working Capital. If the Final Working Capital is greater than the Minimum Working Capital, then there shall be no adjustment to the Merger Consideration. If the Merger Consideration is reduced pursuant hereto, then Parent shall reduce the Aggregate Earnout Amount on a dollar-for-dollar basis by the amount of such reduction, provided that, if the Aggregate Earnout Amount available for reduction is less than the amount of the adjustment required hereby, the Stockholders, jointly and severally, shall pay to Parent the amount of any such deficiency.

2.4 Earnout.

(a) On or prior to June 1, 2007, Parent shall calculate the earnings before interest and taxes generated by the Surviving Company during the period commencing on April 1, 2006 and ending on March 31, 2007 (the “EBIT Period”) in accordance with GAAP (the “EBIT”) and shall deliver a written notice to the Representative setting forth the EBIT and its calculation thereof (the “EBIT Notice”), together with copies of such financial statements relied upon by Parent in preparing such calculation and such other documents as the Representative may reasonably request that Parent reasonably determines would support its calculation of the EBIT.

(b) If the Representative objects to Parent’s determination of the EBIT, it shall deliver to Parent written notice of such objection within twenty (20) Business Days after its receipt of the EBIT Notice setting forth, in reasonable specificity, the nature of its dispute and its alternative calculation of the EBIT (an “EBIT Dispute Notice”). If the Representative does not timely deliver to Parent an EBIT Dispute Notice, it shall be deemed to have agreed to Parent’s determination of the EBIT, which shall be final and binding. If the Representative does timely deliver to Parent an EBIT Dispute Notice, and Parent and the Representative are unable to mutually agree on the EBIT within twenty (20) Business Days following receipt by Parent of the EBIT Dispute Notice, Parent and the Representative shall engage McGladrey & Pullen, LLP (the “Earnout Dispute Accountants”) to review, in accordance with GAAP, the EBIT Notice and the EBIT Dispute Notice (and all related information) and to finally determine the EBIT, which determination shall be final and binding on all parties absent manifest error. The costs of the Earnout Dispute Accountants shall be borne by the party (either Parent or the Stockholders as a group, jointly and severally) whose determination of the EBIT was farthest from the determination of the EBIT by the Earnout Dispute Accountants, or equally by Parent and the Stockholders as a group, jointly and severally, if the determination by the Earnout Dispute Accountants is equidistant between the determinations of the parties, provided that, any costs payable by the Stockholders shall be deducted from the Earnout Payment payable pursuant to this Section 2.4 to the extent possible.

(c) If, upon final determination of the EBIT (whether upon agreement of the parties or by the Earnout Dispute Accountants) (the “Final Determination Date”), the EBIT is less than $450,000 (the “Minimum EBIT Target”), the Stockholders shall be eligible to receive an aggregate earnout payment of $2,586,400, subject to the provisions of Sections 2.4(e) and (f). If the EBIT is equal to or greater than $450,000, the Stockholders shall be eligible to receive an aggregate earnout payment of an amount equal to 106% of the difference of (i) the product of the EBIT (up to a maximum of $2,000,000) multiplied by the Earnout Multiplier less (ii) $3,500,000, subject to the provisions of Sections 2.4(e) and (f). For purposes hereof, the “Earnout Multiplier” shall be the difference of (i) the multiplier set forth opposite the EBIT range set forth below in which the EBIT falls (the “Applicable EBIT Range”) less (ii) a fraction or whole number, as the case may be, determined by dividing (x) the amount by which the EBIT exceeds the low end of the Applicable EBIT Range, by (y) the difference of the high end of the Applicable EBIT Range less the low end of the Applicable EBIT Range; provided, however, that if the Applicable EBIT Range is $450,000 - $499,999, then such fraction or whole number as herein determined shall be multiplied by .2. For purposes of determining the earnout payment hereunder, any EBIT in excess of $2,000,000 shall be disregarded and excluded from the calculation set forth in the preceding sentence.

Applicable EBIT Range	Multiplier
$450,000 - 499,999	13.2
$500,000 - 749,999	13
$750,000 - 999,999	12
$1,000,000 - 1,249,999	11
$1,250,000 - 1,499,999	10
$1,500,000 - 2,000,000	9

By way of examples only, (i) if the EBIT equaled $1,187,500, the Earnout Multiplier would equal 10.25, determined as follows: 11 minus the fraction determined by dividing $187,500 ($1,187,500 minus $1,000,000) by $249,999 ($1,249,999 minus $1,000,000); and (ii) if the EBIT equaled $462,500, the Earnout Multiplier would equal 13.15, determined as follows: 13.2 minus the product of .2 times the fraction determined by dividing $12,500 ($462,500 minus $450,000) by $49,999 ($499,999 minus $450,000).

Further, if the EBIT is equal to or greater than $450,000 and the average monthly unique users as measured by Media Metrix during the last six-month period of the EBIT Period is greater than 1,000,000, then the earnout payment determined in accordance with the foregoing calculation shall be increased by the applicable percentage set forth below:

Average Monthly Unique Users	Percentage Increase of Earnout Payment
1,000,000 - 1,999,999	5%
2,000,000 - 2,999,999	10%
3,000,000 or greater	15%

The aggregate maximum earnout payment which the Stockholders are eligible to receive as determined in accordance with this Section 2.4(c) is hereinafter referred to as the “Aggregate Earnout Amount”. Each Stockholder shall be eligible to receive up to such Stockholder’s Pro Rata Share of the Aggregate Earnout Amount (each Stockholder’s Pro Rata Share of the Aggregate Earnout Amount hereinafter referred to as a “Stockholder Earnout Amount”) in accordance with the provisions of Sections 2.4(e) and (f) below. For purposes hereof, each Stockholder’s “Pro Rata Share” shall be equal to a fraction, the numerator of which shall be the number of Outstanding Company Shares held by such Stockholder immediately prior to the Effective Time and the denominator of which shall be equal to the aggregate number of Outstanding Company Shares immediately prior to the Effective Time.

(d) In determining the EBIT for all purposes of this Section 2.4, including, without limitation, the determination of the EBIT in accordance with the dispute resolution procedures set forth in this Section 2.4, and notwithstanding any provision of this Section 2.4 to the contrary, the following principles shall apply:

(i) the EBIT shall include an allocation of overhead and intercompany charges for goods and services provided to or on behalf of the Surviving Company by Parent or its Affiliates as set forth in Schedule 2.4(d)(i) attached hereto; provided, however, that the EBIT may also include additional or increased allocations of overhead and intercompany charges for services not contemplated as of the Closing Date to be provided to or on behalf of the Surviving Company by Parent or its Affiliates that are necessary to operate the Surviving Company’s business in a commercially reasonable manner as reasonably determined by Parent and the Representative;

(ii) the EBIT shall include all reasonable third-party expenses (without mark-up by Parent except to the extent set forth in Schedule 2.4(d)(i) or as otherwise agreed to by Parent and the Representative) incurred by Parent or its Affiliates for goods or services provided to or on behalf of the Surviving Company that are necessary to operate the Surviving Company’s business in a commercially reasonable manner as reasonably determined by Parent; provided, however, that if such expenses are included in the allocation of overhead and intercompany charges described in clause (i) above, then such expenses shall not be separately included in EBIT;

(iii) the EBIT shall not include any extraordinary (as the term “extraordinary” is defined under GAAP) items of income, gain or loss that may be realized;

(iv) if the Surviving Company, Parent or any Affiliate thereof effects an acquisition whereby any acquired business or assets are assumed by or merged into the Surviving Company, Parent and the Representative shall negotiate in good faith, on a case by case basis, any applicable adjustments to the EBIT calculation set forth herein, it being understood that any revenue generated as a result of, in connection with or by such acquisition shall be excluded from the calculation of the EBIT;

(v) Parent shall provide the Surviving Company with adequate working capital, as mutually agreed by Parent and the Representative, to fund the Surviving Company’s operations in a commercially reasonable manner throughout the EBIT Period; and

(vi) the calculation of EBIT shall exclude any revenue generated from the sale of any products or services to any of the Stockholders, any member of any Stockholder’s family or any of their respective Affiliates.

Further, Parent shall be deemed to earn a commission equal to fifty percent (50%) of gross revenue generated from the sale or placement of any advertising inventory of the Surviving Company by Parent or any of its Affiliates (other than the Surviving Company) during the EBIT Period and the Surviving Company shall be deemed to earn a commission equal to fifty percent (50%) of gross revenue generated from the placement of advertising inventory of Parent or any of its Affiliates (other than the Surviving Company) on the Surviving Company’s website during the EBIT Period. Consequently, in determining the EBIT, (a) the revenue of the Surviving Company shall not include the gross revenue generated from the placement of advertising inventory of Parent or any of its Affiliates (other than the Surviving Company) on the Surviving Company’s website, if any, but rather shall include only the amount of the commission deemed to be so earned in accordance with the provisions hereof whether or not such commissions shall have been paid during the EBIT Period, and (b) the expenses of the Surviving Company shall include any such commissions deemed to be so earned by Parent or any of its Affiliates from the sale or placement of any advertising inventory of the Surviving Company by Parent or any of its Affiliates (other than the Company) during the EBIT Period, whether or not such commissions shall have been paid during the EBIT Period.

(e) Each Stockholder who has not remained continuously employed by the Surviving Company or an Affiliate thereof from the Closing Date through the Final Determination Date shall be entitled to receive an amount equal to 61% of such Stockholder’s Earnout Amount and shall forfeit any right to receive the remaining 39% of such Stockholder’s Earnout Amount. Each Stockholder who has remained continuously employed by the Surviving Company or an Affiliate thereof from the Closing Date through the Final Determination Date shall be entitled to receive 100% of such Stockholder’s Earnout Amount; provided, however, that 39% of such Stockholder’s Earnout Amount shall be subject to forfeiture in accordance with the provisions of this Section 2.4(e) and Section 2.4(f) (the “Restricted Earnout Amount”). Within five (5) Business Days following the Final Determination Date, Parent shall direct its transfer agent to issue to each Stockholder such number of shares of Parent Common Stock as is equal to the quotient of (x) the percentage (either 100% or 61%) of such Stockholder’s Earnout Amount (less any amount thereof paid in cash as provided for below) payable to such Stockholder as determined in accordance with this Section 2.4(e) divided by (y) the Earnout Closing Price, rounded down to the nearest whole share (the total shares of Parent Common Stock to be so issued to the Stockholders, the “Earnout Shares”), and shall pay to each Stockholder cash in lieu of any fractional share otherwise issuable to such Stockholder based upon the Earnout Closing Price; provided, however, that Parent shall have the option of paying all or a pro rata portion of the Earnout Amount payable to each Stockholder in cash, provided that, the aggregate amount of cash payable to the Stockholders pursuant to this Agreement shall not exceed an amount equal to fifty percent (50%) of the aggregate Merger Consideration. All Earnout Shares issued to a Stockholder that are attributable to such Stockholder’s Restricted Earnout Amount shall be restricted shares and shall be subject to forfeiture in accordance with the provisions of Section 2.4(f) (the “Restricted Shares”, which shall include any additional or substitute securities issued in respect of the restricted shares issued pursuant hereto, whether as a result of stock split, stock dividend, recapitalization or otherwise); provided, however, that if Parent elects to pay any of the Restricted Earnout Amount in cash, the payment of such cash shall be contingent upon such Stockholder remaining employed by the Surviving Company and paid in accordance with the vesting schedule set forth in Section 2.4(f). In addition to the transfer restrictions set forth in this Agreement, all Earnout Shares issued to each Stockholder other than the Restricted Shares shall be subject to the transfer restrictions set forth in such Stockholder’s Lockup Agreement. For purposes hereof, (i) the “Earnout Closing Price” shall mean the average closing price of a share of Parent Common Stock as quoted on the NASDAQ National Market or such other national securities exchange on which Parent Common Stock is then quoted or listed for the twenty (20) most recent trading days ending on the trading day preceding the Final Determination Date and (ii) the term “Earnout Payment” shall mean the Aggregate Earnout Amount payable to the Stockholders pursuant to this Section 2.4(e).

(f) All Restricted Shares held by each Stockholder shall vest and shall no longer be subject to forfeiture as follows: (i) one-third (1/3) of such Restricted Shares shall vest and shall no longer be deemed Restricted Shares one (1) year following the end of the EBIT Period, provided that such Stockholder has remained continuously employed by the Surviving Company or an Affiliate thereof during the one-year period following the EBIT Period, and (ii) the remainder of such Restricted Shares shall vest and shall no longer be deemed Restricted Shares eighteen (18) months following the end of the EBIT Period, provided that such Stockholder has remained continuously employed by the Surviving Company or an Affiliate thereof during the 18-month period following the EBIT Period; provided, however, that (A) all Restricted Shares shall automatically vest upon the consummation of the sale of all of the outstanding equity interests of the Surviving Company or all or substantially all of the assets of the Surviving Company, in either case, to any Person other than an Affiliate of Parent or the Surviving Company, or the merger or consolidation of the Surviving Company with any Person other than an Affiliate of Parent or the Surviving Company pursuant to which Parent or an Affiliate of Parent or the Surviving Company ceases to own at least a majority of the outstanding equity interests of the Surviving Company (or the surviving company if other than the Surviving Company) immediately following the consummation of such merger or consolidation, and (B) upon the termination of a Stockholder’s employment by the Surviving Company or an Affiliate thereof without Cause or by such Stockholder with Good Reason at any time after the Final Determination Date, or by reason of the death of such Stockholder or the inability of such Stockholder to perform such Stockholder’s employment duties due to a physical or mental disability, for a period of sixty (60) days, whether or not consecutive, during any 360-day period as reasonably determined by Parent, a pro rata portion of each tranche of the Restricted Shares shall vest upon the effective date of such termination. By way of example only, if a Stockholder is terminated without Cause six (6) months following the end of the EBIT Period, fifty percent (50%) of the Restricted Shares that would have vested on the one-year anniversary of the EBIT Period shall vest upon such termination and thirty-three and one-third percent (33.3%) of the Restricted Shares that would have vested on the 18-month anniversary of the EBIT Period shall vest upon such termination. If Parent elects to pay any portion of the Restricted Earnout Amount in cash, the foregoing vesting schedule shall apply with respect to the payment of such cash such that one-third (1/3) of the amount of such cash would be payable one (1) year following the end of the EBIT Period, provided that such Stockholder eligible to receive such cash has remained continuously employed by the Surviving Company or an Affiliate thereof during the one-year period following the EBIT Period and the remaining two-thirds (2/3) of such cash would be payable eighteen (18) months following the end of the EBIT Period, provided that the Stockholder eligible to receive such cash has remained continuously employed by the Surviving Company or an Affiliate thereof during the 18-month period following the EBIT Period. Upon the termination of any such Stockholder’s employment with the Surviving Company or any Affiliate thereof during the eighteen (18) month period following the EBIT Period, all unvested Restricted Shares shall automatically be forfeited to Parent and such Stockholder shall relinquish any right to receive any cash payment for the Restricted Earnout Amount that has not become payable in accordance with the foregoing vesting schedule prior to such termination. For purposes hereof, the term “Cause” shall mean, with respect to any Stockholder, (i) the commission of any act of fraud, embezzlement or willful dishonesty by such Stockholder, (ii) any act or omission by such Stockholder materially adversely affecting the business or affairs of the Surviving Company or any of its Affiliates or which is materially detrimental to the business or the reputation of the Surviving Company or any of its Affiliates except as the result of the exercise of the Stockholder’s business judgment in good faith and based upon the facts known to such Stockholder at the time such Stockholder exercised such judgment, (iii) such Stockholder’s material failure to perform such Stockholder’s employment duties and failure by such Stockholder to remedy such failure within ten (10) days following written notice from the Surviving Company (or an Affiliate thereof) to such Stockholder or (iv) a material breach of any term or provision by such Stockholder of any employment agreement, offer letter, non-competition agreement, confidentiality agreement or similar agreement entered into by the Surviving Company or any of its Affiliates and such Stockholder which failure is not remedied within ten (10) days following written notice thereof from the Surviving Company (or an Affiliate thereof) to such Stockholder; and the term “Good Reason” shall mean, with respect to any Stockholder, (i) any material reduction by Parent or the Board of Directors of the Surviving Company in such Stockholder’s duties or responsibilities without the consent of the Representative, which reduction in duties or responsibilities is not cured with the (10) days following written notice thereof to Parent, (ii) any material breach of any obligation of the Surviving Company (or an Affiliate thereof) to make any payment of compensation due to such Stockholder or provide any material employee benefit due to such Stockholder in connection with such Stockholder’s employment with the Surviving Company (or an Affiliate thereof), which breach is not cured within ten (10) days following written notice thereof to Parent or (iii) the relocation of such Stockholder’s principal place of business to a location that is greater than fifty (50) miles from Boston, Massachusetts without such Stockholder’s consent.

(g) In addition to the other transfer restrictions contained herein, none of the Restricted Shares held by any Stockholder may be sold, pledged or otherwise transferred by such Stockholder until such time as such shares vest. All stock certificates representing Restricted Shares shall be held in escrow by Parent until such time that such Restricted Shares vest in accordance with the provisions of Section 2.4(f). As a condition to the issuance of any Restricted Shares to a Stockholder hereunder, such Stockholder shall execute one or more stock powers in blank as requested by Parent and deposit such stock powers with Parent. Following the vesting of any such Restricted Shares, upon the request of a Stockholder (which request may be made up to two (2) Business Days prior to the anticipated vesting date), Parent shall use its best efforts to deliver to such Stockholder the stock certificate(s) representing such Restricted Shares that have so vested (without the legend set forth below) within ten (10) Business Days following the date on which such shares vest. All Restricted Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN SECTION 2.4(F) OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 27, 2006 AMONG ALLOY, INC. (THE “ISSUER”), THE HOLDER HEREOF AND CERTAIN OTHER PARTIES. COPIES OF SECTION 2.4(F) OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER.

(h) Notwithstanding any other provision to the contrary set forth in this Agreement, Parent shall not be obligated to issue Earnout Shares pursuant to this Section 2.4 to the extent that the issuance of such Earnout Shares would exceed that number of shares of Parent Common Stock which Parent may issue in connection with the transactions contemplated hereby (the “Exchange Cap”) without violating Parent’s obligation to obtain stockholder approval prior to such issuance under the rules or regulations of NASDAQ, except that such limitation shall not apply in the event that Parent (i) obtains the approval of its stockholders as required by applicable rules of NASDAQ for issuances of Parent Common Stock in excess of such amount (the “Shareholder Approval”) or (ii) obtains a written opinion from outside counsel to Parent that such approval is not required; provided, however, that Parent will issue such number of Earnout Shares pursuant to this Section 2.4 up to the Exchange Cap (subject to Parent’s right to pay a portion of the Earnout Payment in cash). In addition, if applicable, Parent shall use its commercially reasonable efforts to include a proposal for the Shareholder Approval in its next annual proxy statement filed after the determination is made that such Shareholder Approval is necessary. If Shareholder Approval is not obtained following such proposal to Parent’s stockholders, or such proposal is not made in such annual proxy statement, Parent shall promptly pay the remainder of the unpaid Earnout Amount in cash.

(i) Nothing contained in this Section 2.4 shall in any way limit or impair Parent’s or the Surviving Company’s ability to operate and manage the Surviving Company or its business or affairs in their sole and absolute discretion. Notwithstanding the foregoing, if Parent or the Surviving Company changes in any material respect the manner in which the Surviving Company operates its business from the manner in which the Company’s business was operated immediately prior to the Closing without the consent of the Representative, which changes the Representative reasonably determines could materially adversely affect the EBIT, Parent and the Representative will negotiate in good faith any applicable adjustments to the EBIT calculation, and any disagreements with respect to adjustments to the EBIT calculation which cannot be resolved through good faith negotiations shall be submitted to the Earnout Dispute Accountants and resolved in accordance with the principles set forth in Section 2.4(b); provided, however, that no adjustments to the EBIT calculation shall be required (i) with respect to any such changes which are necessary or appropriate in order to comply with applicable law or GAAP or (ii) (A) if such changes are implemented on or prior to December 31, 2006 and, at the time such changes are implemented, Parent reasonably determines that the earnings before interest and taxes generated by the Surviving Company for the portion of the EBIT period through such date is less than sixty percent (60%) of the budgeted EBIT for such period as reflected in the budget attached hereto as Schedule 2.4(i) attached hereto or (B) if such changes are implemented on or after January 1, 2007 and, at the time such changes are implemented, Parent reasonably determines that the earnings before interest and taxes generated by the Surviving Company for the portion of the EBIT period through such date is less than the pro rata amount of eighty percent (80%) of the Minimum EBIT Target for such period (which pro rata amount shall be based upon the period that has elapsed during the EBIT Period). In the event of the sale of all or substantially all of the assets or stock of Parent, or the merger or consolidation of Parent, the acquirer shall expressly assume Parent’s obligations under this Section 2.4 in connection with any such transaction.

2.5 Tax Withholding. Parent shall be entitled to deduct or withhold or cause to be deducted or withheld from the consideration otherwise payable to the Stockholders pursuant to this Agreement at or at any time following the Closing such amounts required to be deducted or withheld in accordance with applicable law. Without limiting the foregoing, upon the vesting of any Restricted Shares issued to any Stockholder hereunder, Parent may withhold such number of Restricted Shares as Parent reasonably determines is necessary to satisfy Parent’s withholding obligations and/or may authorize Merrill Lynch, or such other broker designated by Parent, to sell such number of Restricted Shares so vested to enable Parent to satisfy all of its withholding obligations, after deduction of such broker’s commission, and such Stockholder shall authorize such broker to remit to Parent the net proceeds of any such sale for such purpose. Notwithstanding any provision of this Agreement to the contrary, no Stockholder shall be entitled to receive delivery of any Restricted Shares until Parent’s withholding obligations have been satisfied as contemplated hereby. In connection herewith, each Stockholder agrees to execute any and all documents and take such further action as Parent deems reasonably necessary to effect the withholding and/or sale of Restricted Shares and payment of the net proceeds from such sale to Parent to enable Parent to satisfy its withholding obligations.

2.6 Offset. Any payment to which any Stockholder becomes entitled to pursuant to this Agreement shall be subject to offset by any Parent Indemnified Person with respect to any amounts payable by any Company Indemnifying Person or Stockholder Indemnifying Person pursuant to any provisions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Buyer that, except as disclosed in the disclosure schedule (the “Disclosure Schedule”) attached hereto and dated the date hereof:

3.1 Organization; Good Standing; Qualification and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified and in good standing to do business in The Commonwealth of Massachusetts and in all other jurisdictions where the failure to be so qualified and in good standing would have, either individually or in the aggregate, a material adverse effect on the business, properties, condition (financial or otherwise), assets, liabilities, prospects, affairs, operations or results of operations of the Company (a “Material Adverse Effect”). The Company has delivered to Parent true and complete copies of the certificate of incorporation and by-laws of the Company, in each case as amended to the date hereof. Section 3.1 of the Disclosure Schedule sets forth a true and complete list of the names and titles of the directors and officers of the Company.

3.2 Subsidiaries; Investments. The Company has never had, nor does it currently have, any subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any other Person. As used in this Agreement, the term “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or other legal entity.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists solely of 10,000,000 shares of Common Stock, of which 6,198,500 shares are issued and outstanding, and 2,000,000 shares of preferred stock, $.001 par value per share, 1,000,000 of which are designated as Series A Convertible Preferred Stock, none of which are issued and outstanding, and 1,000,000 shares of Series B Convertible Preferred Stock, none of which are issued and outstanding. All outstanding shares of Common Stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, are owned beneficially and of record by the Stockholders as set forth in Schedule I and are not subject to, nor were they issued in violation of, any pre-emptive or similar rights created by statute, the certificate of incorporation or by-laws of the Company or any agreement to which the Company or any Stockholder is a party or by which the Company, any Stockholder or any Common Stock is bound. All shares of capital stock of the Company were issued in compliance with applicable federal and state securities laws. Except as set forth in this Section 3.3(a), there are no shares of capital stock of the Company issued, reserved for issuance or outstanding.

(b) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as described in Section 3.3(b) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company, and there are no stock-appreciation rights, security-based performance units, “phantom” stock or other similar security rights or other agreements, arrangements or commitments of a similar nature (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the financial performance, stock price performance or other value of the Company or assets thereof or calculated in accordance therewith.

(c) Except as set forth in Section 3.3(c) of the Disclosure Schedule, (i) there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and (ii) there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company, any Stockholder or, to the knowledge of the Company, any other Person, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company.

3.4 Authority; Enforceability; No Conflict; Consents. The execution, delivery and performance by the Company of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and each of the Related Agreements to which it is a party. This Agreement and each such Related Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any provision hereof or thereof will conflict with, result in any breach or violation of, cause a default under (with or without due notice, lapse of time or both), give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or result in the creation of any Encumbrance on or against any assets, rights or property of the Company under any term, condition or provision of (i) the certificate of incorporation or by-laws of the Company, as amended through the date hereof, (ii) any Contract to which the Company is a party, or by which the Company or any of its properties, assets or rights may be bound or (iii) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality (“Governmental Authority”) applicable to the Company or any of its properties, assets or rights. Except as set forth in Section 3.4 of the Disclosure Schedule and for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Company of this Agreement or any of the Related Agreements or the consummation by the Company of the transactions contemplated hereby or thereby. As used in this Agreement, the term “Encumbrances” shall mean and include security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

3.5 Financial Statements.

(a) The Company has previously delivered to Parent and the Buyer the following financial statements (collectively, the “Financial Statements”):

(1) the unaudited balance sheet of the Company as of February 28, 2006 (the “Interim Balance Sheet”) and the related consolidated statements of income and stockholders’ equity for the two-month period then ended, prepared by the Company (the “Interim Financial Statements”); and

(2) the unaudited consolidated balance sheets of the Company as of December 31, 2005 and December 31, 2004, and the related unaudited statements of income, cash flow and stockholders’ equity for the respective twelve-month periods then ended.

(b) The Financial Statements were prepared in accordance with the books and records of the Company, are complete and correct and fairly and accurately present the financial condition of the Company as of the dates indicated and the results of operations of the Company for the respective periods indicated, and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied, except for the absence of footnote disclosure as required by GAAP and, in the case of the Interim Financial Statements, subject to changes resulting from normal year-end adjustments, which adjustments shall not, individually or in the aggregate, be material. The Financial Statements reflect the consistent application of GAAP throughout the periods involved.

(c) As of the date hereof, the Company has no Indebtedness. For purposes hereof, the term “Indebtedness” means any obligation of the Company for borrowed money, and in any event shall include (i) obligations (whether or not the Company has assumed or become liable for the payment of such obligation) secured by Encumbrances, (ii) capitalized lease obligations, (iii) guarantees and similar obligations of the Company, (iv) accrued interest, fees and charges in respect of any Indebtedness and (v) prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness.

3.6 Absence of Undisclosed Liabilities. Except as and to the extent of the amounts specifically accrued or disclosed in the Interim Balance Sheet or set forth in Section 3.6 of the Disclosure Schedule, the Company does not have any liabilities or obligations of any nature whatsoever, due or to become due, known or unknown, accrued, absolute, contingent or otherwise (each, a “Liability”), except for Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”), which Liabilities are not, individually or in the aggregate, material.

3.7 Absence of Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2005, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practices. As amplification and not in limitation of the foregoing, since December 31, 2005, except as set forth in Section 3.7 of the Disclosure Schedule, there has not been:

(a) any material decrease in the value of any of the assets or properties of the Company, other than ordinary depreciation consistent with past practices;

(b) any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any material asset or property of the Company, including, without limitation, any Intellectual Property of the Company;

(c) any Encumbrance imposed or created on any of the assets or properties of the Company;

(d) any change, event, development, damage or circumstance affecting the Company which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect, other than any change in the United States economy or securities or financial markets in general;

(e) any damage, destruction or loss of any of the material assets or properties of the Company by fire or other casualty, whether or not covered by insurance;

(f) any assignment, termination, modification or amendment of any Contract to which the Company was or is a party, except for any termination, modification or amendment made in the ordinary course of business consistent with past practice and which would not, either individually or in the aggregate, be material;

(g) any notice to the Company that any Contract to which the Company was or is a party has been breached, repudiated or terminated or will be breached, repudiated or terminated;

(h) any increase in the salary or other compensation of any employee, officer or director of the Company, or any increase in or any addition to other benefits to which any such employee, officer or director may be entitled;

(i) any extraordinary compensation, bonus, payment or distribution to the Company, any Affiliate of the Company or any employee, officer, director or consultant of the Company;

(j) any failure to pay or discharge when due (after the application of any applicable grace periods) any Liabilities of the Company, except for Liabilities contested in good faith by the Company, provided that, such Liabilities have been fully reflected and reserved for in the Interim Financial Statements;

(k) any change in any of the accounting principles adopted by the Company, or any change in the Company’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP or by applicable law;

(l) any transaction or Contract entered into, or Liability created, assumed, guaranteed or incurred, by the Company outside the ordinary course of business or involving an amount in excess of $25,000;

(m) any termination of any employee of the Company or any expression of intention by any employee to terminate employment with the Company;

(n) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of the Company by the Company or, to the knowledge of the Company, by any other Person, or any other payment or distribution to any stockholder of the Company or any Affiliate of any such stockholder by the Company, other than the payment of normal wages and salaries to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice;

(o) any cancellation or forfeiture of any material debts or claims of the Company or any waiver of any rights of material value to the Company;

(p) any issuance by the Company of any shares of its capital stock or debt security or any security, right, option or warrant convertible into or exercisable or exchangeable for any shares of its capital stock or debt security, other than options issued under the Option Plan and shares issued upon exercise of outstanding options or conversion of outstanding preferred stock of the Company, all as previously disclosed in writing to Parent;

(q) any write-off of any accounts receivable or notes receivable of the Company or any portion thereof in excess of $5,000 individually or $20,000 in the aggregate, or any sale, assignment or disposition of any account or note receivable (including, without limitation, by means of any factoring agreement);

(r) any loan, advance or capital contribution to or investment in any Person by the Company or the engagement by the Company in any transaction with any employee, officer, director or security holder of the Company, other than the payment of normal wages and salaries to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice;

(s) any material change in the manner in which the Company extends discounts or credit to advertisers, sponsors or users or otherwise deals with advertisers, sponsors or users;

(t) any labor dispute or union organizing campaign involving the employees of the Company;

(u) the commencement of any Action by or against the Company;

(v) any amendment to its certificate of incorporation or by-laws;

(w) any capital expenditure or commitment in excess of $10,000 or series of capital expenditures or commitments in excess of $25,000 in the aggregate;

(x) any loss of a material advertiser; or

(y) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions specified in this Section 3.7.

3.8 Tax Matters.

(a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company have been timely filed, and all such Tax Returns are true, complete and correct.

(b) All Taxes payable by or with respect to the Company have been timely paid. All Taxes of the Company for tax periods through the Closing Date not yet due and payable do not exceed the accruals and reserves for Taxes set forth in the Interim Balance Sheet. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for in accordance with GAAP on the Interim Balance Sheet nor are there any pending, or to the Knowledge of the Company, threatened, Tax audits or inquiries. All assessments for Taxes due and owing by or with respect to the Company with respect to completed and settled examinations or concluded Actions have been paid and are set forth in Section 3.8 of the Disclosure Schedule. The Company has not received any notice from any taxing authority that the Company may be required to file Tax Returns in any jurisdiction in which the Company does not presently file Tax Returns.

(c) The Company has not requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company has been granted or requested which has not since expired.

(d) The Company is not and has never been (nor does the Company have any Liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and the Company is not a party to any Tax allocation or sharing Contract or is liable for the Taxes of any other party, as transferee or successor, by contract or otherwise.

(e) Prior to the date hereof, the Company has delivered to Parent written schedules setting forth the taxable years of the Company for which the statutes of limitations with respect to foreign, federal and state income Taxes have not expired and with respect to foreign, federal and state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

(f) The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contracts that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder (the “Code”) or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(g) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company, nor has the Company received notice of any such deficiency, delinquency or default.

(h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby.

(i) The Company has complied with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3306, 3402 and 3406 of the Code or similar provisions under any foreign laws and with respect to all applicable sales and use Taxes) and has, within the time and in the manner required by law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable laws.

(j) The Company has not made an election under Section 1362 of the Code nor has it made or changed any Tax election or changed any method of Tax accounting which would have the effect of increasing the Tax Liability or reducing any Tax assets of the Company following the Closing.

(k) The Company has not executed or entered into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law).

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(m) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(n) There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(o) For purposes hereof, (i) the term “Tax” shall mean any of the Taxes, and “Taxes” shall mean all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other Governmental Authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and (ii) the term “Tax Return” shall mean any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with the Internal Revenue Service (the “IRS”) or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

3.9 Title to and Condition of Assets.

(a) Except as set forth in Section 3.9 of the Disclosure Schedule, the Company has good, valid and marketable title to all of the assets, properties and interests in properties, real, personal and mixed, tangible and intangible, reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, or not so reflected in the Interim Balance Sheet but used in the conduct or operation of Company’s business, other than accounts receivable paid after the Interim Balance Sheet Date, free and clear of all Encumbrances of any kind or nature (the “Company Assets”).

(b) All tangible Company Assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used and are proposed to be used. The Company Assets constitute all assets used or useful in the operation of the Company’s business and include all assets (tangible and intangible), properties, interests in properties, rights, leases, licenses and other Contracts necessary to enable the Company to carry on its business in the manner as presently conducted and proposed to be conducted.

3.10 Real Property - Owned or Leased.

(a) The Company has never owned, nor has any of its predecessors ever owned, any real property. Section 3.10(a) of the Disclosure Schedule contains a list of all real property leased by the Company (the “Leased Real Property”) and all leases covering the Leased Real Property and all amendments, modifications or supplements thereto (collectively, the “Leases”). Section 3.10(a) sets forth, with respect to each Lease, (i) the name of the lessor, (ii) any requirement of consent of the lessor to assignment (including assignment by way of merger, sale of stock or change of control), (iii) the termination date of such Lease, (iv) notice requirements with respect to termination, (v) the annual rental and other payments thereunder and (vi) any renewal or purchase terms thereof. The Company is the owner and holder of all the leasehold estates purported to be granted by each Lease, and all Leases are in full force and effect and are the legal, valid and binding obligation of the Company and of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the knowledge of the Company, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. Except as set forth in Section 3.10(a) of the Disclosure Schedule, no consent of, or notice to, any Person is required under any Lease as a result of or in connection with, and the terms or enforceability of any such Lease will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. The Company has delivered to Parent true and complete copies of all Leases.

(b) All improvements included in the Leased Real Property are in good operating condition and repair (ordinary wear and tear excepted) and, to the knowledge of the Company, there does not exist any condition which interferes with the use of such Leased Real Property. To the knowledge of the Company, (i) there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Authority which could require the tenant of any Leased Real Property to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $10,000 in the aggregate under all Leases to restore the Leased Real Property at the end of the term of the Leases to the condition required under the Leases (assuming the conditions existing in such Leased Real Property as of the date hereof). There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any third parties affecting any Leased Real Property, and the Company is not aware of any facts which might result in any such Action.

3.11 Intellectual Property; Privacy.

(a) Section 3.11(a) of the Disclosure Schedule sets forth, with respect to all Company Intellectual Property, a complete and accurate list of all United States and foreign Patents, Trademarks (including Internet domain name registrations and unregistered Trademarks) and registered Copyrights, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). All registered Trademarks, Patents and registered Copyrights of the Company are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within one hundred eighty (180) days after the Closing Date. No Trademark of the Company has been or is now involved in any cancellation proceeding and, to the knowledge of the Company, no such Action is threatened with respect to any of such Trademarks. All Trademarks of the Company have been in continuous use by the Company since they were first used by the Company. To the knowledge of the Company, there has been no prior use of such Trademarks by any Person which would confer upon such Person superior rights in such Trademarks; and the registered Trademarks of the Company have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications. No Patent of the Company has been or is now involved in any litigation, interference, reissue, re-examination or opposing proceeding. To the knowledge of the Company, there are no potentially conflicting Trademarks or potentially interfering Patents of any third party.

(b) Section 3.11(b) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Company Intellectual Property (“Licensed Intellectual Property”), whether the Company is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements or similar obligations relating to any Licensed Intellectual Property to which the Company is a party or otherwise bound (collectively, the “License Agreements“), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Company and of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the knowledge of the Company, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. Except as set forth in Section 3.11(b) of the Disclosure Schedule, no consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

(c) The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted and proposed to be conducted.

(d) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the License Agreements set forth in Section 3.11(d) of the Disclosure Schedule. All inventions, discoveries, ideas and works, whether or not patented or patentable or otherwise protectable under law, created, prepared, developed or conceived by employees or independent contractors of the Company are the sole property of the Company and were either created, prepared, developed or conceived by (i) employees of the Company within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Company pursuant to enforceable written agreements.

(e) The Company owns all Company Intellectual Property purported to be owned by the Company, and has a valid, enforceable, transferable and sufficient right to use for the purposes the Company has previously used, all Company Intellectual Property licensed by the Company, free and clear of all Encumbrances.

(f) Neither the use of any of the Company Intellectual Property nor the conduct of the Company’s business does or will, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person. The Company has not received notice of any allegation that the use of any Company Intellectual Property or the conduct of the Company’s business infringes upon, violates, misappropriates or makes unlawful use of any Intellectual Property or other rights of any other Person. To the knowledge of the Company, no Person is misappropriating, infringing, violating or making unlawful use of any Company Intellectual Property. There is no Action pending or, to the knowledge of the Company, threatened alleging that the Company’s activities or the conduct of its business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person. The

Company had not threatened to bring and the Company has not brought any Action regarding the ownership, use, validity or enforceability of any Company Intellectual Property.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s ownership or rights in and to any of the Company Intellectual Property, require the Company to grant to any third party any right to any Company Intellectual Property or obligate the Company to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Company Intellectual Property.

(h) Section 3.11(h) of the Disclosure Schedule lists all Software which is owned, licensed or otherwise used by the Company. The Company has not sold or licensed any Software to a third party. All Software owned by the Company, and to the knowledge of the Company, all Software licensed from third parties by the Company, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by the Company, the applications can be compiled from their associated source code without undue burden if the failure to be able to do any one of which could reasonably be expected to have a Material Adverse Effect. None of the Company’s Software (i) is designed to disrupt, disable, harm or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of any Company Assets (e.g., viruses or worms); (ii) would disable any Company Assets or any computer system or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies or the advancement to a particular date or other numeral (e.g., time bombs, time locks or drop dead devices); (iii) would permit any third party to access any Company Assets or any computer system (e.g., traps, access codes or trap door devices); or (iv) would permit the Company or any third party to track, monitor or otherwise report the operation and use of any Company Assets. The Company has delivered to Parent all required documentation relating to use, maintenance and operation of the Software owned, license or used by the Company. For purposes hereof, “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in human readable form (such as source code programs, macros or scripts) or machine readable form (such as object code), (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of Company and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

(i) Section 3.11(i) of the Disclosure Schedule lists all Software or other material that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License) (“Open Source Materials”) used by the Company in the operation of its business. Section 3.11(i) of the Disclosure Schedule describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by the Company. The Company has not used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Assets or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other Software incorporated into, derived from or distributed with the Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works or (3) be redistributable at no charge).

(j) The Company has taken all reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property, including the Company’s rights in confidential information and Trade Secrets of the Company. Without limiting the foregoing, the Company has and enforces a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and, in the case of employees, consultants and contractors, assignment agreements substantially consistent with the Company’s standard forms thereof (true and complete copies of which have been delivered to Parent). Except pursuant to enforceable confidentiality obligations in favor of the Company, there has been no disclosure of any Company confidential information or Trade Secrets.

(k) Section 3.11(k) of the Disclosure Schedule describes all databases used by the Company in connection with the operation of its business (the “Databases”). Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing. The Company has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy laws and the Company’s Privacy Statement. The Company has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any Privacy Statement applicable to any Personally Identifiable Information contained therein at the time it was collected. For purposes hereof, the term “Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

(l) A privacy statement (each, a “Privacy Statement”) is posted on each of the Company’s websites (the “Websites”). The Company maintains a hypertext link to a Privacy Statement from the home page of each Website and from every page of each Website on which Personally Identifiable Information is collected from an individual. The Privacy Statements include, at a minimum, accurate notice to visitors to the Websites (“Visitors”) regarding the Company’s collection, retention, use and disclosure policies and practices with respect to Personally Identifiable Information. The Privacy Statements are accurate and consistent with the applicable terms and conditions of the Company’s actual practices with respect to the collection, retention, use and disclosure of Personally Identifiable Information, and the content and display of such Privacy Statements on the Websites are in compliance with all applicable laws. The Company (i) complies with the Privacy Statements as applicable to any given set of Personally Identifiable Information collected by the Company from Visitors, (ii) complies with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of Personally Identifiable Information and (iii) takes all appropriate industry standard measures to protect and maintain the confidential nature of the Personally Identifiable Information provided to the Company by Visitors. The Company has adequate technological and procedural measures in place to protect Personally Identifiable Information collected from Visitors against loss, theft and unauthorized access or disclosure. The Company does not knowingly collect information from or target children under the age of thirteen. The Company does not sell, rent or otherwise make available to third parties any Personally Identifiable Information submitted by Visitors. The Company’s collection, retention, use, disclosure and distribution of all Personally Identifiable Information collected by the Company from Visitors is governed by the Privacy Statement pursuant to which the data was collected. Each Privacy Statement contains rules for the review, modification and deletion of Personally Identifiable Information by the applicable Visitor, and the Company has been at all times in compliance with such rules. All versions of the Privacy Statements are set forth in Section 3.11(l) of the Disclosure Schedule. Other than as constrained by the Privacy Statements and by applicable laws and regulations, the Company is not restricted in its use or distribution of Personally Identifiable Information collected by the Company. The Privacy Statements and any applicable terms and conditions expressly permit the transfer of all Personally Identifiable Information collected from Visitors by the Company in connection with the transactions contemplated by this Agreement. The Company is not a party to any Contract, or is subject to any other obligation that, following the date of this Agreement, would prevent the Company or its Affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof, the Company’s collection, retention, use or disclosure of Personally Identifiable Information or of any of the foregoing. The Company has complied with and is not in violation of any applicable privacy obligations under any legal requirements or under any Contract to which the Company is bound (“Third Party Privacy Obligations”). Neither the execution, delivery nor performance of this Agreement will violate, contravene or conflict with the Third Party Privacy Obligations. The Third Party Privacy Obligations expressly permit the transfer of all Personally Identifiable Information collected from Visitors by the Company in connection with the transactions contemplated by this Agreement. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(m) For purposes hereof, (i) the term “Intellectual Property“ means worldwide trademarks, service marks, trade names, Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including any registrations, patents based on applications that are continuations, continuations-in-part, divisionals, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and trade dress

(collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; domain names, URLs, IP addresses, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media; and all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction, and (ii) the term “Company Intellectual Property” means all Intellectual Property owned, licensed, used or held by the Company.

3.12 Contracts. Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all written and oral contracts, agreements, licenses, leases, arrangements, commitments and other instruments, and all amendments, modifications and supplements thereto (collectively, “Contracts”) to which the Company is a party or is bound which was not made in the ordinary course of business, or which was made in the ordinary course of business and is referred to below, and, with respect to any such oral Contract, provides a description of the terms of such Contract. Except as set forth in Section 3.12 of the Disclosure Schedule, the Company is not a party to or bound by any Contract described below:

(a) any Contract relating to the sale or placement of advertising (“Advertiser Contracts”);

(b) any Contract relating to the purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Company in an amount in excess of $10,000 in any fiscal year, or any Contract pursuant to which the Company has granted or received most favored nation pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, assets or territory;

(c) any Contract for the development, modification or enhancement of Intellectual Property;

(d) any distributorship, dealer, sales, agency, broker, representative, franchise, independent contractor, management services or similar Contract requiring payments to or from the Company in excess of $10,000 in any fiscal year or which is otherwise material to the business of the Company; or any other Contract relating to the payment of a commission or other fee calculated as or by reference to a percentage of the profits or revenues of the Company or of any business segment of the Company, in any case which is reasonably likely to result in the payment to or from the Company in excess of $10,000 in any fiscal year;

(e) any joint venture, partnership or other similar Contract;

(f) any collective bargaining Contract or other Contract with any labor union;

(g) any employment, consulting or similar Contract with any officer, employee, consultant or agent of the Company;

(h) any profit-sharing, bonus, stock option, stock appreciation right, pension, retirement, disability, stock purchase, hospitalization, insurance or similar plan or Contract, formal or informal, providing benefits to any current or former director, officer, employee, agent or consultant of the Company;

(i) any indenture, mortgage, promissory note, loan agreement, guarantee or other Contract relating to Indebtedness;

(j) any Contract granting or permitting any Encumbrance on any of the properties, assets or rights of the Company;

(k) any Contract relating to the issuance, sale, repurchase, redemption, transfer or voting of any capital stock or other securities of the Company;

(l) any Contract relating to charitable or political contributions;

(m) any Contract for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

(n) any Contract with a “disqualified individual” (as defined in Section 280G(c) of the Code), which could result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) being made under Section 280G of the Code as a result of the transactions contemplated hereby;

(o) any Contract for the sale or purchase of any material assets, properties or rights, including any the assets or stock of any Person;

(p) any Contract which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area;

(q) any tax sharing Contract;

(r) any Contract providing for indemnification of any Person;

(s) any Contract with any Governmental Authority;

(t) any Contract that would purport to bind Parent following the Closing;

(u) any Contract between the Company and any Affiliate, officer, director or Stockholder of the Company or any Affiliate thereof; or

(v) any other Contract which is material to the Company or the conduct of its business.

The Company has delivered to Parent true and complete copies of all written Contracts (including all amendments thereto) listed or incorporated by reference in Section 3.12 of the

Disclosure Schedule. Each Contract to which the Company is a party, including, without limitation, those listed in the Disclosure Schedule, is in full force and effect and is the legal, valid and binding obligation of the Company and, to the knowledge of the Company, of each other party thereto enforceable in accordance with its terms, and neither the Company nor, to the knowledge of the Company, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. Except as set forth in Section 3.12 of the Disclosure Schedule, no consent of, or notice to, any Person is required under any such Contract as a result of or in connection with, and the terms or enforceability of any such Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

3.13 Personal Property. Section 3.13 of the Disclosure Schedule contains a list of all personal property leased by the Company (the “Leased Personal Property”) and all leases covering the Leased Personal Property and all amendments, modifications or supplements thereto (collectively, the “Personal Property Leases”). Section 3.13 sets forth, with respect to each Personal Property Lease, (i) the name of the lessor, (ii) any requirement of consent of the lessor to assignment (including assignment by way of merger, sale of stock or change of control), (iii) the termination date of such Personal Property Lease, (iv) notice requirements with respect to termination, (v) the annual rental and other payments thereunder and (vi) any renewal or purchase terms thereof. The Company is the owner and holder of all the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect and are the legal, valid and binding obligation of the Company of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the knowledge of the Company, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. Except as set forth in Section 3.13 of the Disclosure Schedule, no consent of, or notice to, any Person is required under any Personal Property Lease as a result of or in connection with, and the terms or enforceability of any such Personal Property Lease will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. The Company has delivered to Parent true and complete copies of all Personal Property Leases. Except as set forth in Section 3.13 of the Disclosure Schedule, all Leased Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and, to the knowledge of the Company, there does not exist any condition which interferes with the use of such Leased Personal Property.

3.14 Territorial Restrictions. The Company is not restricted from carrying on its business as currently conducted anywhere in the United States and is not contractually restricted from carrying on its business as currently conducted anywhere in the world. Neither Parent, the Surviving Company nor any of their Affiliates, solely as a result of the consummation of the transactions contemplated hereby, will thereby become restricted in carrying on any business anywhere in the United States or contractually restricted from carrying on any business anywhere in the world.

3.15 Litigation and Disputes.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, there are no (i) legal, administrative, governmental or regulatory proceedings or other actions, suits, proceedings, claims, arbitrations, mediations, investigations or alternative dispute resolution procedures by or before any arbitrator, mediator, court or other Governmental Authority (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company, nor, to the knowledge of the Company, is there any basis therefor, (ii) judgments, rulings, orders, writs, decrees, stipulations, settlements, injunctions or determinations of any Governmental Authority or arbitrator against the Company or involving any of its properties or assets or, to the knowledge of the Company, against any Stockholder, director or officer of the Company in its capacity as such, or (iii) material disputes with advertisers, sponsors or users. Neither the Company nor, to the knowledge of the Company, any of the Stockholders, officers or directors (in their capacities as such) of the Company, is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation, settlement, injunction or determination described above.

(b) Section 3.15(b) of the Disclosure Schedule sets forth all Actions that (i) to the knowledge of the Company, involved the Company at any time and (ii) are no longer pending (the “Prior Actions”). All of the Prior Actions have been concluded in their entirety and the Company does not or will not have any Liabilities with respect to the Prior Actions. The Company has provided Parent with all written communications relating to the Prior Actions between the Company and a Governmental Authority and any judgments, rulings, orders, writs, decrees, stipulations, settlements, injunctions of determinations related thereto.

3.16 Accounts Receivable. All accounts receivable of the Company: (i) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice; (ii) represent valid and enforceable obligations; (iii) will, to the knowledge of the Company, be fully collected in the aggregate face amounts thereof when due without resort to litigation and without offset or counterclaim; and (iv) are owned by the Company free of all Encumbrances. No discount or allowance from the face amount of any receivable as of the Closing Date has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. There is no debtor of the Company that has refused or threatened to refuse to pay its obligations to the Company for any reason and, to the knowledge of the Company, no debtor of the Company that has been declared bankrupt by a court of competent jurisdiction or that is subject to any bankruptcy proceeding. Attached hereto as Section 3.16 of the Disclosure Schedule is a complete and accurate accounts receivable aging report for the Company as of the date hereof.

3.17 Accounts Payable. All accounts payable by the Company to third parties have arisen in the ordinary course of business, and no such account payable is delinquent in its payment as of the date hereof.

3.18 Compliance with Laws; Permits. Except as set forth in Section 3.18 of the Disclosure Schedule: (i) the Company has complied and is in compliance with in all material respects with all federal, state and local laws, ordinances, regulations and orders applicable to it or its business, and has not received notice from any Person alleging that the Company has violated any such law, ordinance, regulation or order; and (ii) (A) the Company has all federal, state and local governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements (“Governmental Permits”) necessary to conduct its business as presently conducted and as presently proposed to be conducted, (B) such Governmental Permits are in full force and effect, no violations are or have been recorded in respect of any thereof, the Company is not in default or alleged to be in default under any thereof, and no proceeding is pending or, to the knowledge of Company, threatened to revoke or limit any thereof and (C) none of such Governmental Permits shall be adversely affected by the transactions contemplated hereby or by any of the Related Agreements. Section 3.18 of the Disclosure Schedule contains a true and complete list of all Governmental Permits under which the Company is operating or bound, and the Company has delivered to Parent true and complete copies thereof.

3.19 Environmental Matters.

(a) The Company has complied and is in compliance with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened Action, notice of violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Company received notice of any investigation by any Governmental Authority, relating to any Environmental Law involving the Company. For purposes hereof, the term “Environmental Law” shall mean any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation, any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping; (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for toxic or hazardous materials or substances of solid or hazardous waste; or (vi) occupational health and safety. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) There have been no releases by the Company of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned or operated by the Company. The Company does not have knowledge of any release by any other Person of any Materials of Environmental Concern (as hereinafter defined) into the environment at any parcel of real property or any facility formerly or currently owned or operated by the Company. For purposes of this Agreement, “Materials of Environmental Concern” shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

(c) Set forth in Section 3.19 of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Authority or other third party) of which the Company is aware. A complete copy of each such document has been provided to Parent.

3.20 Employment Matters.

(a) Section 3.20 of the Disclosure Schedule identifies (i) all employees currently employed by the Company and sets forth each employee’s: (A) rate of pay or annual compensation, (B) bonus payments, (C) job title, (D) state of employment, (E) date of hire, (F) annual vacation and sick time allowance and (G) accrued vacation and sick time as of the Closing Date and (ii) all consultants and independent contractors currently engaged by the Company or previously engaged by the Company at any time during the past twelve (12) months and sets forth each consultant’s and independent contractor’s: (A) rate of pay, (B) scope of services provided, (C) state of engagement and (D) date of engagement and, if applicable, termination of engagement. Except as set forth in Section 3.20 of the Disclosure Schedule, (i) there are no employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Company and any current or former stockholder, officer, director, employee, consultant or independent contractor, (ii) no such Contract will, as a direct or indirect result of the transactions contemplated hereby, either require any payment by the Company or the Surviving Company or any consent or waiver from any stockholder, officer, director, employee, consultant or independent contractor, or result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or independent contractor, including, but not limited to, any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits or additional or accelerated vesting and (iii) no individual will as a direct or indirect result of the transactions contemplated hereby, accrue or receive additional benefits, service or accelerated rights to payments under any Employee Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments that could result in the payment of any such benefits or payments.

(b) Except as set forth in Section 3.20 of the Disclosure Schedule, (i) the Company is not delinquent in payments to any of its officers, directors, employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other compensation for any services performed by them through the Closing Date or amounts required to be reimbursed to such employees, (ii) upon termination of the employment or engagement of any such officers, directors, employees, consultants or independent contractors, the Surviving Company will not by reason of anything done prior to the Closing be liable to any of such officers, directors, employees, consultants or independent contractors for so-called “severance pay” or any other payments other than those that may be required by applicable law, (iii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Authority, and, to the knowledge of the Company, none of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Authority, (iv) there is no labor strike, dispute, claim, charge, lawsuit, proceeding, labor slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company, (v) to the knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company, (vi) neither any grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of the Company, no claim therefor has been asserted against the Company and (vii) no officer, director, employee, consultant or independent contractor has informed the Company that such officer, director, employee, consultant or independent contractor will terminate his or her employment or engagement with the Company and the Company does not have any reason to believe that any of the employees, consultants or independent contractors of the Company will not remain employees, consultants or independent contractors of the Surviving Company for at least 180 days after the Closing.

(c) Neither the Company nor, to the knowledge of the Company, any officers, directors, employees, consultants or independent contractors of the Company is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract relating to the relationship of such officer, director, employee, consultant or independent contractor with the Company or any other Person. All individuals considered by the Company to be independent contractors are reasonably considered to be “independent contractors” and do not constitute “employees” or “common law employees” for tax, benefits, wage, labor or other legal purposes.

(d) During the twelve-month period immediately preceding the Closing Date, the Company has had adequate levels of employee staffing to conduct its business in accordance with its staffing patterns and practices. The current employees, consultants and independent contractors of the Company constitute sufficient personnel to continue the operations of business of the Company uninterrupted immediately following the Closing Date.

3.21 Employee Benefits.

(a) Section 3.21(a) of the Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated (collectively, the “Employee Plans”). The Company has provided to Parent and the Buyer with respect to each Employee Plan correct and complete copies of (where applicable): (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments and resolutions related to such plans, (ii) the most recent determination letters received from the IRS, (iii) the three most recent Form 5500 Annual Reports (along with all schedules and attachments) and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, (v) all related agreements, insurance contracts and other agreements which implement each such Employee Plan, (vi) all correspondence of any kind relating to any such Employee Plan to or from any regulatory agency (including, without limitation, the IRS, Department of Labor or PBGC), (vii) a copy of any form, notice, memorandum or any other document provided to parties (and beneficiaries) of any such Employee Plan and (viii) copies of all filings made to the IRS with respect to the qualified status of any such plan.

(b) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; there are no Actions pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or threatened Encumbrances on the assets of any Employee Plan; all Employee Plans conform to, and in their operation and administration are in compliance with the terms thereof and requirements prescribed by any and all laws (including ERISA and the Code), orders, governmental rules and regulations currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), and the Company and ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party with respect to, any of the Employee Plans; each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption; all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and an adequate amount has been accrued for contributions to each Employee Plan for the current plan years; the transactions contemplated by this Agreement will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Employee Plan; each Employee Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable laws relating to such plans in the jurisdictions in which such Employee Plan is present or operates and, to the extent relevant, the United States; the Company has reviewed the fees assessed by all third parties for services provided in relation to any aspect of the operation of each Employee Plan which includes a cash or deferred arrangement under Code section 401(k) and has determined that such fees are reasonable and has fully disclosed the nature and amount of such fees to each participant and beneficiary of such Employee Plan; and neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(c) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any Liability in respect of a contribution, to any Multiemployer Plan.

(d) Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No Employee Plan or written or oral Contract exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any ERISA Affiliate, other than COBRA Coverage. Each Employee Plan that is subject to Section 1862(b) (1) of the Social Security Act has been operated in compliance in all material respects with the secondary payor requirements of Section 1862(b)(1) of such Act.

(e) Except as set forth in Section 3.21(e) of the Disclosure Schedule, no Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate. Except as set forth in Section 3.21(e) of the Disclosure Schedule, no Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(f) All contributions due and payable on or before the Closing Date in respect of any Employee Plan have been made in full and proper form, or adequate accruals in accordance with GAAP have been provided for in the Interim Balance Sheet for all other contributions or amounts in respect of the Employee Plans for periods ending on the Closing Date.

(g) Except as set forth in Section 3.21(g) of the Disclosure Schedule, no Employee Plan currently or previously maintained by the Company or any of its ERISA Affiliates provides any post-termination health care or life insurance benefits, and neither the Company nor any of its ERISA Affiliates has any obligations (whether written or real) to provide any post-termination benefits in the future (except for COBRA Coverage).

(h) With respect to each Employee Plan, (i) there are no restrictions on the ability of the sponsor of each Employee Plan to amend or terminate any Employee Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (ii) the Company has satisfied any and all bond coverage requirements or ERISA. Each Employee Plan may be transferred by the Company or ERISA Affiliate to Parent.

(i) Each Employee Plan which is a non-qualified deferred compensation plan is in good faith compliance with Section 409A of the Code, and the provisions of Treasury Notice 2005-1 and Proposed Treasury Regulation Section 1.409A.

3.22 Insurance. The Company and its assets are insured with responsible insurers (including, without limitation, general liability insurance coverage and professional liability coverage) against risks normally insured against, to the knowledge of the Company, by similar businesses under similar circumstances. Section 3.22 of the Disclosure Schedule lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Company, together with a history of all claims made by the Company thereunder during the past five (5) years and the status thereof, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date. Section 3.22 of the Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis. All such insurance policies are owned by and payable solely to the Company and all premiums with respect thereto are currently paid and will be paid through the Closing Date. The Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy or binder and is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, and the Company is otherwise in full compliance with the terms of such policies. There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability. The Company has not, during the past five years, been denied or had revoked or rescinded any policy of insurance. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.23 Bank Accounts; Powers of Attorney. Section 3.23 of the Disclosure Schedule sets forth (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), (ii) a true and complete list and description of each such Bank Account, indicating in each case the account number and amount of cash therein and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (iii) a true and complete list of the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof.

3.24 Brokers. Neither the Company, nor any of its officers, directors, stockholders, employees or agents, has employed any broker, finder, investment banker or other agent or incurred or will incur any Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated hereby.

3.25 Transactions with Affiliates. Except as set forth in Section 3.25 of the Disclosure Schedule, no current or former stockholder, director, officer or employee of the Company or, to the knowledge of the Company, any member of any such Person’s family, is now, or has ever been, (i) a party to any transaction with the Company (including, but not limited to, any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), or (ii) to the knowledge of the Company, the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company, nor, to the knowledge of the Company, does any such Person receive income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

3.26 Advertisers. Section 3.26 of the Disclosure Schedule sets forth the name and address of each advertiser and sponsor (each, a “Material Advertiser”) who has purchased at least $10,000 of advertising or sponsorship from the Company either (i) in the fiscal year ended December 31, 2005 or (ii) to date in the current fiscal year (on an annualized basis), and the volume of advertising or sponsorship purchased by each such advertiser or sponsor in such periods. The current advertising rate cards of the Company are as set forth in Section 3.26 of the Disclosure Schedule, and, except as further set forth in Section 3.26 of the Disclosure Schedule, since January 1, 2005 (A) no amount of advertising or sponsorship has been sold on a “barter,” “trade out” or exchange of goods or services basis, (B) there have been no advertising credits, “bonus advertisements” or “make goods” provided to any advertiser or sponsor, (C) the Company has not received any notice from any advertiser or sponsor relating to any material failure by the Company to perform any obligation in favor of such advertiser or sponsor and (D) no “make good,” bonus or materially discounted advertisements have been granted or promised. The Company has not received any notice, and has no basis to believe, that any Material Advertiser: (i) has ceased or will cease to place advertising or sponsorships through the Company, (ii) has substantially reduced or will substantially reduce its placement of advertising or sponsorships with the Company or (iii) has sought or is seeking to decrease the amount payable to the Company in connection with the placement of advertising or sponsorships, including in each case after the consummation of the transactions contemplated hereby. The Company conducts its relationship with advertisers and sponsors in accordance with industry practice and custom and such conduct does not violate any applicable laws, ordinances, regulations and orders.

3.27 Internal Controls. The management of the Company has (i) established and maintains a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (ii) has disclosed to Parent in writing, based on its most recent evaluation of internal control over financial reporting, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, if any, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, if any.

3.28 Books and Records. The minute books of the Company delivered to Parent on or before the Closing Date contain a summary of all meetings of and actions by the directors (including any committees thereof) and stockholders of the Company from the time of its incorporation to the Closing Date and reflect all actions referred to in such minute and stock books accurately in all material respects. The other books and records of the Company delivered to Parent accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with prudent business practices.

3.29 Projections. The written projections of the future performance of the Company provided to Parent by the Company have been prepared by the Company in good faith based on the best knowledge, information and belief of the Company and the members of the Company’s management. The basis on which such projections were made were reasonable when made, and since the date when made there have been no occurrences, developments or facts which would cause the Company to believe either that the projections are not reasonable or that the assumptions on which they are based are incorrect.

3.30 Certain Business Practices. Neither the Company nor any director, officer, employee or agent of the Company on behalf of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.31 Solvency. The Company (i) has sufficient capital to carry on its business, (ii) is able to pay its debts as they mature and (iii) is solvent, and the value of its assets, at a fair valuation, is greater than all of its debts. The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.32 Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document, certificate or statement provided or to be provided to Parent or the Buyer by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company that has not been disclosed in this Agreement and which could affect adversely the business, properties, condition (financial or otherwise), assets, liabilities, operations, results of operation, prospects or affairs of the Company in any material respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Parent and the Buyer as follows:

4.1 Title to Outstanding Company Shares; Absence of Certain Agreements. Such Stockholder is the lawful, record and beneficial owner of, and has good and marketable title to, all of the Outstanding Company Shares set forth opposite such Stockholder’s name on Schedule I hereto, with the full power and authority to vote such Outstanding Company Shares and transfer and otherwise dispose of such Outstanding Company Shares, together with any and all rights and benefits incident to the ownership thereof, free and clear of all Encumbrances. Except as set forth in Section 4.1 of the Disclosure Schedule, there are no Contracts between any Stockholder and the Company or any other Person with respect to the voting, sale or other disposition of the Outstanding Company Shares owned by such Stockholder or any other matter relating to such Outstanding Company Shares.

4.2 Authority; Enforceability; No Conflicts; Consents. Such Stockholder has full and absolute power and authority to enter into this Agreement and each Related Agreement being executed and delivered by such Stockholder. Such Stockholder has duly executed and delivered this Agreement and each of the Related Agreements to which it is a party. This Agreement constitutes, and each such Related Agreement, when executed and delivered by such Stockholder will constitute, the legal, valid and binding obligations of such Stockholder, enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution, delivery and performance of this Agreement or the Related Agreements to which such Stockholder is a party, nor the consummation by such Stockholder of the transactions contemplated hereby or thereby, nor compliance by such Stockholder with any provision hereof or thereof will conflict with, result in any breach or violation of, cause a default under (with or without due notice, lapse of time or both), give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or result in the creation of any Encumbrance on or against any assets, rights or property of such Stockholder, (x) under any term, condition or provision of any Contract to which such Stockholder is a party or by which such Stockholder or any of its properties, assets or rights may be bound or (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to such Stockholder or any of its properties, assets or rights. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by such Stockholder of this Agreement or any of the Related Agreements to which such Stockholder is a party or the consummation by such Stockholder of the transactions contemplated hereby or thereby.

4.3 Brokers. Neither such Stockholder nor or any of its officers, directors, security holders, employees or agents has employed any broker, finder, investment banker or other agent or incurred or will incur any Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated hereby.

4.4 Representation by Legal Counsel. Such Stockholder has been advised and has had the opportunity to seek legal counsel in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby.

4.5 Litigation. There are no Actions pending or, to the knowledge of such Stockholder, threatened, against such Stockholder, whether at law or in equity, or before or by any Governmental Authority, challenging, questioning the validity of or seeking to prevent the transactions contemplated by this Agreement or that would reasonably be likely to impair such Stockholder’s ability to fulfill its obligations hereunder.

4.6 Investment Representations. Such Stockholder:

(a) agrees that is shall acquire any shares of Parent Common Stock issued pursuant to this Agreement (collectively, the “Shares”) for investment and for such Stockholder’s own account and not as a nominee or agent for any other Person and with no present intention of distributing or reselling such Shares or any part thereof in any transactions that would be in violation of the Securities Act of 1933, as amended, or any rules or regulations promulgated thereunder (the “Securities Act”) or any state securities or “blue-sky” laws;

(b) understands (1) that the Shares have not been registered for sale under the Securities Act or any state securities or “blue-sky” laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of the Stockholders as expressed herein, (2) that the Shares must be held indefinitely and not sold until such shares are registered under the Securities Act and any applicable state securities or “blue-sky” laws, unless an exemption from such registration is available, (3) that, except as provided in the Registration Rights Agreement, Parent is under no obligation to so register the Shares, (4) that the certificates evidencing any Shares not so registered will be imprinted with a legend in the form set forth in Section 8.1 that prohibits the transfer of such Shares, except as provided in Section 8.1, and (5) that the Shares shall be subject to additional restrictions on transfer as set forth in this Agreement and the Lock-up Agreement and pursuant to Parent’s insider trading policy;

(c) has had an opportunity to read and review the Parent SEC Documents;

(d) has had an opportunity to ask questions of and has received satisfactory answers from the officers of Parent or persons acting on Parent’s behalf concerning Parent and the terms and conditions of an investment in Parent Common Stock;

(e) is aware of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the shares of Parent Common Stock to be issued to such Stockholder;

(f) understands that an investment in the Shares involves a substantial degree of risk and acknowledges that no representation has been made regarding the future performance of Parent or the future market value of the Shares;

(g) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally, is capable of evaluating the merits and risks of acquiring and holding shares of Parent Common Stock, is able to bear the economic risk of an investment therein in the amount contemplated and can afford to suffer a complete loss of its investment in the Shares acquired by such Stockholder; and

(h) if indicated on Schedule I hereto, is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE BUYER

Parent and the Buyer, jointly and severally, represent and warrant to the Stockholders as follows:

5.1 Organization; Good Standing; Qualification and Power. Each of Parent and the Buyer (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.

5.2 Authority; Enforceability; No Conflict; Consents. The execution, delivery and performance by Parent and the Buyer of this Agreement and each of the Related Agreements to which Parent or the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and the Buyer. Parent and the Buyer have duly executed and delivered this Agreement and each of the Related Agreements to which it is a party. This Agreement constitutes and each such Related Agreement constitutes the legal, valid and binding obligations of Parent and the Buyer, enforceable against them in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution, delivery and performance of this Agreement or the Related Agreements to which Parent or the Buyer is a party, nor the consummation by Parent or the Buyer of the transactions contemplated hereby or thereby, nor compliance by Parent or the Buyer with any provision hereof or thereof will conflict with, result in any breach or violation of, cause a default under (with or without due notice, lapse of time or both), give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or result in the creation of any Encumbrance on or against any assets, rights or property of Parent or the Buyer under any term, condition or provision of (i) the organizational documents of Parent or the Buyer, as amended through the date hereof, (ii) any Contract to which Parent or the Buyer is a party, or by which Parent or the Buyer or any of its respective properties, assets or rights may be bound or (iii) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Parent or the Buyer or any of their respective properties, assets or rights, in each case, which conflict, breach, default or violation or other event would impair in any material respect or prevent the consummation of the transactions contemplated by this Agreement or any of the Related Agreements. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Parent or the Buyer of this Agreement or any of the Related Agreements to which Parent or Buyer is a party or the consummation by Parent or the Buyer of the transactions contemplated hereby or thereby, other than (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (y) the filing with the Securities and Exchange Commission (the “SEC”) of such reports, information, registration statements and other documents under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and with other Governmental Authorities in accordance with state “blue sky” laws, all as may be required in connection with this Agreement and the transactions contemplated hereby and (z) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not impair in any material respect the ability of Parent or the Buyer to consummate the transactions contemplated by this Agreement.

5.3 Litigation. There are no Actions pending or, to the knowledge of Parent or the Buyer, threatened against Parent or the Buyer, whether at law or in equity, or before or by any Governmental Authority, challenging, questioning the validity of or seeking to prevent the transactions contemplated by this Agreement or that would reasonably be likely to impair Parent’s or the Buyer’s ability to fulfill its obligations hereunder.

5.4 No Brokers. Neither Parent or the Buyer, nor or any of its respective officers, directors, employees or agents has employed any broker, finder, investment banker or other agent or incurred or will incur any Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated hereby.

5.5 Issuance of Securities. All Shares issuable pursuant to this Agreement have been duly authorized, and when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free of pre-emptive rights.

5.6 Parent SEC Documents. Complete and accurate copies, as amended or supplemented, of Parent’s (a) Annual Report on Form 10-K for the fiscal year ended January 31, 2005, as filed with the SEC, and (b) all other reports filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 31, 2005 (such reports are collectively referred to herein as the “Parent SEC Documents”) are available on the web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent SEC Documents complied when filed in all material respects with the then applicable requirements of the Exchange Act, and the rules and regulations promulgated by the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and fairly present the financial position of Parent as at the dates thereof and the results of their operations, shareholders’ equity and cash flows for the period then ended.

5.7 Representations Complete. None of the representations or warranties made by Parent herein or in any certificate delivered by Parent pursuant to this Agreement, when such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE VI

RELATED AGREEMENTS

The following agreements (collectively, the “Related Agreements”) shall be executed and delivered by the respective parties thereto at or prior to the Closing:

6.1 Registration Rights Agreement. Each of Parent, the Stockholders and the Representative shall enter into a registration rights agreement, effective as of the Closing Date, substantially in the form of Exhibit B attached hereto (the “Registration Rights Agreement”).

6.2 Lockup Agreements. Parent and each Stockholder shall enter into a lockup agreement, effective as of the Closing Date, substantially in the form of Exhibit C attached hereto (the “Lockup Agreement”).

6.3 Non-Competition, Non-Solicitation and Confidentiality Agreements. Parent, the Buyer and each Stockholder shall enter into a non-competition, non-solicitation and confidentiality agreement, effective as of the Closing Date, substantially in the form of Exhibit D attached hereto.

6.4 Release and Waiver. Each Stockholder shall enter into a release and waiver in favor of the Company, Parent and the Buyer, effective as of the Closing Date, substantially in the form of Exhibit E attached hereto.

6.5 Employment Offer Letters. The Buyer, the Stockholders and the employees of the Company listed on Schedule 6.5 hereto shall enter into mutually acceptable employment offer letters.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions to Obligations of Parent and the Buyer. The obligations of Parent and the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or at Closing, of the following conditions, unless waived by Parent and the Buyer:

(a) Representations and Warranties of the Company and the Stockholders. Each of the representations and warranties set forth in Articles III and IV hereof shall be true and correct as of the Closing Date.

(b) Performance of Obligations of the Company and the Stockholders. The Company and the Stockholders shall have performed in all material respects the obligations required to be performed by each of them, respectively, under this Agreement prior to or as of the Closing Date.

(c) Related Agreements. Each of the Related Agreements shall have been executed and delivered by all of the parties thereto and shall be in full force and effect as of the Closing Date.

(d) Consents and Approvals. All consents and approvals contemplated by this Agreement or the Disclosure Schedule or that, in the discretion of Parent are necessary for the consummation of the transactions contemplated hereby, shall have been received in form and substance satisfactory to Parent and the Buyer.

(e) Repayment of Indebtedness. All amounts owed to the Company from any of the Stockholders, any of the directors, officers or employees of the Company, or any Affiliate of any of the foregoing shall have been paid in full at the Closing.

(f) Closing Certificates. The President of the Company shall have delivered to Parent and the Buyer a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1(a) through 7.1(e) have been satisfied or waived by Parent and the Buyer in writing, other than the conditions in Sections 7.1(a) and (b) as they relate to the Stockholders.

(g) Evidence of Corporate Authority. The Company shall have delivered to Parent and the Buyer a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) true and correct copies of the certificate of incorporation and by-laws of the Company as in effect on the Closing Date, (ii) the incumbency of the officers executing this Agreement and the Related Agreements to which the Company is a party on behalf of the Company and (iii) true and correct copies of resolutions of the Board of Directors and stockholders of the Company authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of the Company in carrying out the terms and provisions hereof.

(h) Affidavit Concerning Certain Withholding Tax Obligations. The Company shall have delivered to Parent and the Buyer an affidavit that the Company is not a United States real property holding corporation in accordance with the provisions of Section 1445(b)(3) of the Code in form and substance reasonably satisfactory to Parent.

(i) Delivery of Stock Certificates. Each Stockholder shall have delivered to Parent and the Buyer free and clear of all Encumbrances a certificate or certificates representing the Outstanding Company Shares owned by such Stockholder, together with duly executed stock powers in blank.

(j) Good Standing Certificates. The Company shall have delivered to Parent and the Buyer certificates of good standing with respect to the Company from the Secretary of State of the state of incorporation of the Company and the Secretary of State of each jurisdiction in which the Company is qualified to do business, which certificates shall be dated within two (2) Business Days prior to the Closing Date with respect to the Company’s state of incorporation and ten (10) Business Days with respect to each jurisdiction in which the Company is qualified to do business.

(k) Opinion of Counsel. Parent and Buyer shall have received an opinion, dated the Closing Date, of Day, Berry & Howard, LLP, counsel to the Company, in form and substance reasonably satisfactory to Parent and the Buyer.

(l) Corporate Minute Books and Stock Records. The Company shall have delivered the original corporate minute books and stock records of the Company to Parent and the Buyer.

(m) Bank Accounts. The signatories to the Bank Accounts shall have been changed to Parent’s and the Buyer’s satisfaction.

7.2 Conditions to Obligations of the Stockholders. The obligation of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or at the Closing, of the following conditions, unless waived by the Representative:

(a) Representations and Warranties of Parent and the Buyer. Each of the representations and warranties set forth in Article V hereof shall be true and correct as of the Closing Date.

(b) Performance of Obligations of Parent and the Buyer. Parent and the Buyer shall have performed in all material respects the obligations required to be performed by them under this Agreement prior to or as of the Closing Date.

(c) Related Agreements. Parent and the Buyer shall have executed and delivered each of the Related Agreements to which they are a party.

(d) Closing Certificate. Parent and the Buyer shall have delivered to the Representative a certificate of an officer of Parent and the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1(a), (b) and (c) have been satisfied.

(e) Evidence of Corporate Authority. Parent and the Buyer shall have delivered to the Representative a certificate of the Secretary or an Assistant Secretary of Parent and the Buyer, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) true and correct copies of the organizational documents of Parent and the Buyer, (ii) the incumbency of the officers executing this Agreement and each Related Agreement to which Parent or the Buyer is a party on behalf of Parent and the Buyer and (iii) true and correct copies of resolutions of the Board of Directors of Parent and the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of Parent and the Buyer in carrying out the terms and provisions hereof.

(f) Good Standing Certificates. Parent and the Buyer shall have delivered to the Company a certificate of good standing with respect to Parent and the Buyer from the Secretary of State of Delaware dated within two (2) Business Days of the Closing Date.

(g) Opinion of Counsel. Each Stockholder shall have received an opinion, dated the Closing Date, of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Parent and the Buyer, in form and substance reasonably satisfactory to the Company.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Restriction on Transfer of Shares.

(a) Any Shares issued pursuant to this Agreement and any shares of capital stock or other securities received with respect thereto that have not been registered pursuant to an effective registration statement under the Securities Act pursuant to the terms of the Registration Rights Agreement (collectively, the “Restricted Securities”) shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a “Transfer”) except in compliance with the provisions of this Section 8.1, which provisions are intended to insure compliance with the provisions of the Securities Act. Each Stockholder agrees to observe and comply with the Securities Act in connection with any Transfer of Restricted Securities owned by such Stockholder.

(b) Each certificate representing Restricted Securities and each certificate issued to any transferee of any holder of any such certificate shall, subject to the provisions of Sections 8.1(c) and 8.1(d) hereof, be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR “BLUE-SKY” LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 8.1 OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 27, 2006 AMONG ALLOY, INC. (THE “ISSUER”), THE HOLDER HEREOF AND CERTAIN OTHER PARTIES, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SECTION 8.1 OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER.

(c) If a Stockholder desires to Transfer any Restricted Securities, it shall provide prior written notice to Parent of such Stockholder’s intention to effect such Transfer and to comply in all other respects with the provisions of this Section 8.1. Any such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by an opinion of counsel of the holder of such Restricted Securities, addressed to Parent, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to Parent) such proposed Transfer may be effected without registration or qualification of such

Restricted Securities under the Securities Act or the securities or “blue-sky” laws of any other jurisdiction. The holder thereof shall thereupon be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by it to Parent. Each certificate or other instrument evidencing the securities issued upon the Transfer of any such Restricted Securities (and each certificate or other instrument evidencing the balance, if any, of such Restricted Securities not so transferred) shall bear the legend set forth in Section 8.1(b), and any subsequent Transfer thereof shall be subject to compliance with the provisions of this Section 8.1, unless, in the opinion of counsel of Parent, registration of any future Transfer is not required by the applicable provisions of the Securities Act.

(d) Notwithstanding the foregoing provisions of this Section 8.1, the restrictions imposed by this Section 8.1 upon the transferability of Restricted Securities shall cease and terminate (i) with respect to any Restricted Securities sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by Section 8.1(c) and, pursuant to Section 8.1(c), the Restricted Securities so transferred are not required to bear the legend set forth in Section 8.1(b), at such time that such Restricted Securities are sold or disposed of, or (ii) the holder of such Restricted Securities has met the requirements for Transfer of such Restricted Securities pursuant to subparagraph (k) of Rule 144. Whenever the restrictions imposed by this Section 8.1 shall terminate as herein provided, the holder of Restricted Securities as to which such restrictions have terminated shall be entitled to promptly receive from Parent, without expense, a new certificate not bearing the restrictive legend set forth in Section 8.1(b) and not containing any other reference to the restrictions imposed by this Section 8.1.

(e) The Stockholders understand and agree that Parent, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for Restricted Securities owned by the Stockholders if Parent deems such proposed Transfer to be a violation or breach of this Agreement or that is or may otherwise be unlawful.

8.2 Public Announcements. Neither the Stockholders nor any of their respective directors, officer, employees or agents, shall issue or permit to be issued any public announcement or statement or press release (“Public Announcement”) pertaining to this Agreement or any transaction contemplated hereby without the prior written consent of Parent.

8.3 Litigation Cooperation. If Parent or the Surviving Company or any of their respective Affiliates shall become engaged or participate in any Action relating in any way to the Surviving Company or its business, the Stockholders and the Representative shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, making available to such parties, without cost, all relevant records and using its commercially reasonable efforts to make available the employees of such party or its Affiliates who are reasonably expected to be helpful with respect to such Action, provided that, such employees shall be made available in a manner so as not to interfere with their employment duties in any material respect.

ARTICLE IX

INDEMNIFICATION

9.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, as to any Person, any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

(b) “Event of Indemnification” means a Company Event of Indemnification, a Stockholder Event of Indemnification or a Parent Event of Indemnification, as applicable.

(c) “Indemnified Persons” means:

(i) with respect to a Company Event of Indemnification or Stockholder Event of Indemnification, Parent, its Affiliates, their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Parent Indemnified Persons”); or

(ii) with respect to a Parent Event of Indemnification, the Stockholders and their respective successors, assigns, heirs, executors, legal representatives and estates and the respective officers, directors, employees and agents of each of the foregoing (the “Stockholder Indemnified Persons”).

(d) “Indemnifying Person” means a Company Indemnifying Person, a Stockholder Indemnifying Person or a Parent Indemnifying Person, as applicable.

(e) “Losses” means any and all losses, demands, actions or causes of action, suits, proceedings, investigations, arbitrations, claims, damages, liabilities (contingent or otherwise), payments, obligations, expenses (including reasonable attorneys’ and accountants’ fees), assessments, Taxes (including interest or penalties thereon), penalties, fees, diminution in value or amounts paid in settlement sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification pursuant to Section 9.2 hereof. For the purpose of determining the aggregate amount of Losses suffered by a an Indemnified Person hereunder, each representation and warranty under which indemnification is sought hereunder shall be read without regard to, and as if such representation or warranty did not contain, materiality or similar qualifications that may be contained therein.

9.2 Indemnification.

(a) The Stockholders and their respective successors, assigns, heirs, executors, legal representatives and estates (the “Company Indemnifying Persons”), jointly and severally, shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses arising out of or resulting from any of the following (each, a “Company Event of Indemnification”):

(i)	the breach or inaccuracy of any representation or warranty of the Company or the Representative contained in this Agreement or in any Related

Agreement or certificate delivered by the Company or the Representative pursuant to this Agreement;

(ii)	the breach of or non-compliance with any agreement or covenant of the Company or the Representative contained in this Agreement or in any Related Agreement or certificate delivered by the Company or the Representative pursuant to this Agreement;

(iii)	any Liability for Taxes of the Company attributable to any period prior to and including the Closing Date or arising as a result of the consummation of the transactions contemplated hereby, except to the extent that such Liability was reflected in the calculation of Final Working Capital;

(v)	any Action by or Liability to any current or former stockholder, option holder or other security holder, director or officer of the Company which arises out of or is based upon any matter, event, dispute, fact or circumstance that existed on or prior to the Closing Date;

(vi)	any Liability arising from or relating to the termination of any Option or conversion of any preferred stock into Common Stock; or

(vii)	any Liability arising from or relating to the violation of any foreign law, ordinance, regulation or order applicable to it or its business in any material respect.

(b) Each Stockholder, together with its successors, assigns, heirs, executors, legal representatives and estates (each, a “Stockholder Indemnifying Person”) shall, severally and not jointly, indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses arising out of or resulting from any of the following (each, a “Stockholder Event of Indemnification”):

(i)	the breach or inaccuracy of any representation or warranty of such Stockholder contained in this Agreement or in any Related Agreement or other agreement, document or certificate delivered by such Stockholder pursuant to this Agreement; or

(ii)	the breach of or non-compliance with any agreement or covenant of such Stockholder contained in this Agreement or in any Related Agreement or other agreement, document or certificate delivered by such Stockholder pursuant to this Agreement.

(c) Parent and its respective successors and assigns (the “Parent Indemnifying Persons”) shall indemnify, defend and hold harmless the Stockholder Indemnified Parties from and against any and all Losses arising out of or resulting from any of the following (each, a “Parent Event of Indemnification”):

(i)	the breach or inaccuracy of any representation or warranty of Parent or the Buyer contained in this Agreement or in any Related Agreement or certificate delivered by Parent or the Buyer pursuant to this Agreement; or

(ii)	the breach of or non-compliance with any agreement or covenant of the Parent or the Buyer contained in this Agreement or in any Related Agreement or certificate delivered by Parent or the Buyer pursuant to this Agreement.

9.3 Limitations.

(a) Subject to the provisions of Section 9.3(b):

(i) No indemnification shall be payable by a Company Indemnifying Person with respect to Losses arising from a Company Event of Indemnification described in Section 9.2(a)(i) until the cumulative amount of all such Losses exceeds $25,000, whereupon the Company Indemnifying Persons shall be liable for the full amount of all such Losses (including the first $25,000 thereof); provided, however, that foregoing shall not apply with respect to any Losses resulting from any breach or inaccuracy of any of Sections 3.3, 3.4, 3.8, 3.9(a), 3.11(e), 3.19, 3.21, 3.24 or 3.25, such that the Indemnified Persons shall be entitled to recover the full amount of such Losses.

(ii) No indemnification shall be payable by a Parent Indemnifying Person with respect to Losses arising from a Parent Event of Indemnification described in Section 9.2(c)(i) until the cumulative amount of all such Losses exceeds $25,000, whereupon the Parent Indemnifying Persons shall be liable for the full amount of all such Losses (including the first $25,000 thereof); provided, however, that foregoing shall not apply with respect to any Losses resulting from any breach or inaccuracy of Section 5.2, 5.4 or 5.5, such that the Indemnified Persons shall be entitled to recover the full amount of such Losses.

(iii) The maximum aggregate liability of the Stockholders pursuant to this Article IX with respect to all Company Events of Indemnification described in Section 9.2(a)(i) shall not exceed an amount equal to eighty percent (80%) of the aggregate Merger Consideration that the Stockholders become entitled to receive pursuant to this Agreement (which aggregate amount shall include the Aggregate Earnout Payment and shall be calculated without taking into account any offsets or reductions to the Aggregate Earnout Payment) (the “General Cap”); provided, however, that the maximum aggregate liability of the Stockholders pursuant to this Article IX with respect to any Losses resulting from any breach or inaccuracy of any of Sections 3.3, 3.4, 3.8, 3.9(a), 3.11, 3.19, 3.21, 3.24 or 3.25 or from any Company Event of Indemnification described in Sections 9.2(a)(ii)—(vii) shall not exceed an amount equal to the aggregate Merger Consideration that the Stockholders become entitled to receive pursuant to this Agreement (which aggregate amount shall include the Aggregate Earnout Payment and shall be calculated without taking into account any offsets or reductions to the Aggregate Earnout Payment otherwise payable to the Stockholders pursuant to this Agreement) (the “Purchase Price Cap”). Notwithstanding any provision of this Agreement to the contrary, but subject to the provisions of Section 9.2(b) hereof, the maximum aggregate liability of any Stockholder pursuant to this Article IX with respect to all Company Events of Indemnification shall not exceed the aggregate Merger Consideration that such Stockholder becomes entitled to receive pursuant to this Agreement (which aggregate amount shall include the Earnout Payment payable to such Stockholder and shall be calculated without taking into account any offsets or reductions to such Earnout Payment).

(iv) The maximum aggregate liability of the Parent Indemnifying Persons pursuant to this Article IX with respect to all Parent Events of Indemnification described in Section 9.2(c)(i) shall not exceed the General Cap; provided, however, that the maximum aggregate liability of the Parent Indemnifying Persons pursuant to this Article IX with respect to any Losses resulting from any breach or inaccuracy of any of Sections 5.2, 5.4 or 5.5 or from any Parent Event of Indemnification described in Section 9.2(c)(ii) shall not exceed the Purchase Price Cap.

(b) Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of any Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 9.3(a) or the provisions of Section 9.6 apply to: (i) any allegation that an Indemnifying Person had an intent to defraud or made a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby or (ii) any breach of or non-compliance with any of the Related Agreements by any party.

(c) The parties agree that any payment pursuant to an indemnification obligation under this Article IX shall be treated for federal income tax purposes as an adjustment to the Merger Consideration.

(d) The parties agree that no Company Indemnifying Person or Stockholder Indemnifying Person shall have any right of contribution or indemnity, or any other right, remedy or recourse, against the Surviving Company in connection with any indemnification obligation or other Liability arising under or in connection with, or related to, this Agreement or any Related Agreement, or any of the transactions contemplated hereby or thereby.

9.4 Assertion of Claims.

(a) To bring a claim for indemnification under this Article IX, the Indemnified Person shall give the appropriate Indemnifying Person(s) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, and, if such claim arises from a Third Party Claim as defined in Section 9.5, accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument (each, a “Notice of Claim”) in each case, as promptly as practicable after becoming aware of such claim. Notwithstanding the foregoing, the failure so to provide such Notice of Claim will not relieve the Indemnifying Person(s) from any Liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise in any material respect of any material rights or defenses of the Indemnifying Persons and the Indemnifying Persons were not otherwise aware of such action or claim). Notwithstanding the foregoing, no claim shall be brought under this Article IX with respect to an Event of Indemnification described in Section 9.2(a)(i), 9.2(b)(i) or 9.2(c)(i) unless an applicable Indemnified Person, at any time prior to the applicable Survival Date, gives an applicable Indemnifying Person a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b) In the case of a claim for indemnification not arising from a Third Party Claim, if the Indemnifying Person disputes its liability with respect to such claim, in whole or in part, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 11.6.

9.5 Defense of Third Party Claims. Claims arising from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to Section 9.4 and the following terms and conditions:

(a) Upon receipt of a Notice of Claim delivered in accordance with Section 9.4 and relating to a Third Party Claim, the Indemnifying Person shall then have ten (10) days to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any assumption of the defense by the Indemnifying Person, provided that, (i) an Indemnifying Person may only assume control of such defense if it acknowledges in writing to the Indemnified Person that any Losses that may be assessed against the Indemnified Person in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article IX and provides reasonable evidence to the Indemnified Party that such Indemnifying Party has sufficient financial capability to satisfy all such Losses and (ii) the Indemnifying Person may not assume control of the defense of any Action involving a Third Party Claim for criminal liability or in which equitable relief is sought against the Indemnified Party.

(b) If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of counsel for the Indemnifying Person. If the Indemnifying Person fails to undertake the defense of or settle or pay any such Third Party Claim within ten (10) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, or if the Indemnifying Person, after having given such notification to the Indemnified Person, fails within ten (10) days, or at any time thereafter, to defend to the reasonable satisfaction of the Indemnified Person, settle or pay such claim, then the Indemnified

Person may take any and all necessary action to dispose of such claim subject to the provisions of clause (c) below.

(c) The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, (i) an Indemnifying Person shall not without the Indemnified Person’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand and (ii) an Indemnified Person shall not without the Indemnifying Person’s prior written consent, which consent will not be unreasonably be withheld or delayed, settle or compromise any such proceeding, claim or demand, or consent to the entry of any judgment.

9.6 Survival of Representations, Warranties and Covenants. The representations and warranties made by the parties in this Agreement shall survive the Closing Date until the earlier of such date that is (i) eighteen (18) months following the Closing Date or (ii) ten (10) Business Days following the Final Determination Date; provided, however, that the representations and warranties set forth in Sections 3.3, 3.4, 3.8, 3.9(a), 3.11, 3.19, 3.21, 3.24, 3.25, 4.1, 4.2, 4.3, 4.6, 5.2, 5.4 and 5.5 shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof). For convenience of reference, the date upon which any representation or warranty contained herein shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely.

ARTICLE X

REPRESENTATIVE

10.1 Appointment of Representative. Each Stockholder hereby appoints, authorizes and empowers the Representative to be the exclusive proxy, representative, agent and attorney-in-fact of such Stockholder, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such Stockholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Registration Rights Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such Stockholder under this Agreement and the Registration Rights Agreement; and each Stockholder hereby ratifies and confirms all actions within the scope of the foregoing appointment taken by the Representative prior to the date of this Agreement. By executing this Agreement, the Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Representative shall have the power to take any of the following actions on behalf of the Stockholder: to execute, deliver and perform the Registration Rights Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, may deem necessary or desirable; to give and receive notices, communications and consents hereunder and under the

Registration Rights Agreement; to waive or modify any provision of this Agreement or the Registration Rights Agreement; to authorize delivery to any Parent Indemnified Person of cash or other property pursuant to this Agreement; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes arising under this Agreement or the Registration Rights Agreement, and with respect to indemnification claims, to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 10.1 and the transactions contemplated hereby or by the Registration Rights Agreement.

10.2 Authority. The appointment of the Representative by each Stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Stockholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Stockholder. All decisions of the Representative shall be final and binding on all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent and the Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative and any document executed by the Representative on behalf of any Stockholder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. The Stockholders agree that the Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Stockholders arising out of any act done or omitted by the Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

10.3 Resignation. The Representative may resign by providing thirty (30) days prior written notice to each of the Stockholder and Parent. Upon the resignation of the Representative, the Representative shall appoint a replacement Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Representative’s notifying Parent and the Stockholders in writing of its appointment and appropriate contact information for purposes of this Agreement and the Registration Rights Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Representative as set forth in such written notice.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Each party shall bear all out-of-pocket costs and expenses incurred by such party to third parties in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Agreements to which such Person is a party, and in connection with the consummation of the transactions contemplated hereby and thereby including, without limitation, legal, accounting and broker’s fees, it being understood that the Surviving Company shall bear all unpaid costs and expenses incurred by the Company and that such costs and expenses shall be excluded from the calculation of the EBIT pursuant to Section 2.4 hereof.

11.2 Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits and other schedules attached hereto) and the Related Agreements contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto. Without limiting the generality of this Section 11.2 and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Related Agreements other than those set forth in this Agreement or in the Related Agreements and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in this Agreement or in the Related Agreements. The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

11.3 Interpretation. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by facsimile, with confirmation as provided above addressed as follows:

(i)	if to Parent, to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attention: Chief Executive Officer

Facsimile: (212) 244-4311

with a copy to (which shall not constitute notice):

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attention: General Counsel

Facsimile: (212) 244-4311

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Dean G. Zioze, Esq.

Facsimile: (617) 542-2241

(ii)	if to the Stockholders, to the addresses set forth on Schedule I with a copy to (which shall not constitute notice):

Peter Katz, Esq.

Day, Berry & Howard LLP

One International Place

Boston, MA 02110

Facsimile: (617) 345-4745

(iii)	if to the Representative, to:

Joshua J. Schanker

6 Frost Street

Apt. 1

Cambridge, MA 02140

with a copy to (which shall not constitute notice):

Peter Katz, Esq.

Day, Berry & Howard LLP

One International Place

Boston, MA 02110

Facsimile: (617) 345-4745

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of facsimile transmission, upon confirmed receipt.

11.5 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

11.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws provisions. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts sitting in New York City and Boston, Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement or any Related Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.

11.7 Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. This Agreement may not be assigned by any of the Stockholders without the consent of Parent.

11.8 Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

11.9 Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Parent and the Representative. Any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.10 No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such Person is an Indemnified Person or Indemnifying Person in respect of the indemnification provided in accordance with Article IX of this Agreement.

11.11 Interpretation. This Agreement has been negotiated between the parties and will not be deemed to be drafted by, or the product of, any party. As such, this Agreement will not be interpreted in favor of, or against, any party.

11.12 Definition of Knowledge. The phrase “to the knowledge of the Company” and similar terms and phrases used to refer to the knowledge or awareness of the Company means the actual knowledge of any director or officer of the Company and any knowledge which was or could reasonably have been obtained by such directors or officers of the Company in the prudent exercise of their duties or upon due inquiry of those employees reporting thereto, whose duties would, in the normal course of business affairs, result in such employees having knowledge concerning the subject in question.

11.13 No Joint Venture. No party hereto shall make any warranties or representations, or assume or create any obligations, on the other party’s behalf except as may be expressly permitted hereunder or in writing by such other party.

11.14 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

11.15 Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

11.16 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf as of the day and year first above written.

PARENT:

ALLOY, INC.

By:	/s/ Matthew C. Diamond
Name:	Matthew C. Diamond
Title:	Chief Executive Officer

THE BUYER:

ALLOY ACQUISITION SUB, LLC

By:	/s/ Matthew C. Diamond
Name:	Matthew C. Diamond
Title:	President

THE COMPANY:

SCONEX INC.

By:	/s/ Joshua J. Schanker
Name:	Joshua J. Schanker
Title:	President

THE STOCKHOLDERS:

/s/ Joshua J. Schanker
Joshua J. Schanker

/s/ Jawad Laraqui
Jawad Laraqui

/s/ Jason Gracilieri
Jason Gracilieri

/s/ Joe Presbrey
Joe Presbrey

/s/ Joshua J. Forman
Joshua J. Forman

/s/ Jason Pavel
Jason Pavel

/s/ Anthony Fuger
Anthony Fuger

/s/ Paul Berman
Paul Berman

/s/ Elizabeth Fincannon
Elizabeth Fincannon

/s/ Stefan Hyden
Stefan Hayden

/s/ Dev Purkayastha
Dev Purkayastha

/s/ Tim Sogard
Tim Sogard

THE REPRESENTATIVE:

/s/ Joshua J. Schanker
Joshua J. Schanker